Exhibit 2.1

EXECUTION COPY

STOCK AND ASSETS PURCHASE AGREEMENT

dated as of

December 23, 2010

among

GENERAL ELECTRIC CAPITAL CORPORATION,

GE CAPITAL DE MÉXICO, S. DE R.L. DE C.V.,

GE MONEY HOME LENDING, S. DE R.L. DE C.V.,

GLOBAL CONSUMER LEASING, S.A. DE C.V.,

GE CAPITAL RESIDENTIAL CONNECTIONS CORPORATION,

GE CAPITAL SERVICIOS ADMINISTRATIVOS, S.A. DE C.V.,

and

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,
GRUPO FINANCIERO SANTANDER

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ARTICLE I

SALE AND PURCHASE OF THE EQUITY INTERESTS AND PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

1.1.	Sale and Purchase of the Equity Interests	3
1.2.	Sale and Purchase of Purchased Assets (other than the Business Fixed Assets)	3
1.3.	Assumption of Assumed Liabilities; Excluded Liabilities	4
1.4.	Sale and Purchase of Business Fixed Assets	4

ARTICLE II

PURCHASE PRICE; CLOSING

2.1.	Purchase Price	4
2.2.	Components of Estimated Purchase Price	4
2.3.	Estimated Purchase Price Calculation; Estimated Intercompany Debt	5
2.4.	Payments at the Closing	5
2.5.	Preparation of Closing Documents	6
2.6.	Adjustment to Estimated Purchase Price; Estimated Intercompany Debt Payment	7
2.7.	Allocation of Purchase Price	8
2.8.	Closing Date	9
2.9.	Proceedings at Closing	9

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1.	Organization and Good Standing	9
3.2.	Equity Interests; No Subsidiaries; Business of GE Holding	10
3.3.	Authorization of Agreement	11
3.4.	Conflicts; Consents of Third Parties	12
3.5.	Financial Statements	12
3.6.	Absence of Certain Changes	13
3.7.	No Undisclosed Material Liabilities	13
3.8.	Sufficiency of and Title to Assets; Absence of Liens	13
3.9.	Purchased Assets; Title	14
3.10.	Intellectual Property; Computer Software	14
3.11.	Contracts	16
3.12.	Employee Benefits and Bonus Payments	17
3.13.	Labor	18
3.14.	Litigation	19

i

(continued)

Page

3.15.	Permits	20
3.16.	Insurance	20
3.17.	Related Party Transactions	20
3.18.	Loan Documents	21
3.19.	No Broker's Fees	23
3.20.	Compliance with Law	23
3.21.	Corporate Books and Records	23
3.22.	Existing Attorneys-In-Fact; GE Business Activities	24
3.23.	Certain Tax Requirements	24
3.24.	No Other Representations or Warranties	24

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1.	Organization and Good Standing	25
4.2.	Authorization of Agreement	25
4.3.	Conflicts; Consents of Third Parties	25
4.4.	Litigation	26
4.5.	Financial Capability	26
4.6.	No Broker’s Fees	26
4.7.	Non-Reliance of the Purchaser	26

ARTICLE V

MUTUAL COVENANTS OF THE PARTIES

5.1.	Consents and Conditions	27
5.2.	Certain Filings	27
5.3.	Certain Notifications	28
5.4.	Further Action	29
5.5.	Public or Private Disclosure	29
5.6.	Loan File Review and Recovery Process	29

ARTICLE VI

COVENANTS OF THE SELLERS

6.1.	Access and Information	30
6.2.	Conduct of Business	31
6.3.	Restructuring	35
6.4.	Shareholders’ Meeting	35
6.5.	Intercompany Obligations	36
6.6.	Non-Competition.	36
6.7.	Certain Obligations	37
6.8.	Tax Matters	37

(continued)

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ARTICLE VII

COVENANTS OF THE PURCHASER

7.1.	Confidentiality	38
7.2.	Sellers’ Access to Information	38
7.3.	Use of GE Names and Marks	39
7.4.	Monthly Reports	43

ARTICLE VIII

EMPLOYEE MATTERS

8.1.	Employment of Continuing Employees	43
8.2.	Impermissibility; Good Faith	46
8.3.	Non-Solicitation of Employees	46
8.4.	Cooperation and Assistance	47
8.5.	Employee Data Protection	48
8.6.	No Third Party Beneficiaries	48

ARTICLE IX

CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

9.1.	Accuracy of Representations and Warranties	49
9.2.	Performance of Covenants	49
9.3.	Consents	49
9.4.	Closing Deliveries	49
9.5.	No Legal Impediment	49
9.6.	No Material Adverse Effect	49
9.7.	Restructuring	49

ARTICLE X

CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS

10.1.	Accuracy of Representations and Warranties	50
10.2.	Performance of Covenants	50
10.3.	Consents	50
10.4.	Closing Deliveries	50
10.5.	No Legal Impediment	50

ARTICLE XI

CLOSING DELIVERIES

11.1.	Deliveries by the Sellers to the Purchaser	50

(continued)

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11.2.	Deliveries by the Purchaser to the Sellers	51

ARTICLE XII

INDEMNIFICATION AND RELATED MATTERS

12.1.	Indemnification by GECC	52
12.2.	Limitations of Liability	53
12.3.	Indemnification by the Purchaser	56
12.4.	Procedures for Indemnification for Third Party Claims	56
12.5.	Mitigation of Losses	58
12.6.	Other Recovery	58
12.7.	Investigation	59
12.8.	Exclusive Remedies	59
12.9.	Survival of Representations and Warranties; Covenants	60
12.10.	Tax Treatment of Indemnity Payments	60
12.11.	Tax Indemnification Matters	60

ARTICLE XIII

TERMINATION

13.1.	Termination	61
13.2.	Liabilities After Termination	61

ARTICLE XIV

MISCELLANEOUS

14.1.	Schedules	61
14.2.	Entire Agreement	61
14.3.	No Recourse Against Non-Parties	62
14.4.	Governing Law	62
14.5.	Jurisdiction; Consent to Service of Process	63
14.6.	Waiver of Jury Trial	63
14.7.	Expenses	63
14.8.	Miscellaneous	63
14.9.	Notices	64
14.10.	Severability	65
14.11.	Binding Effect; Assignment	65
14.12.	No Third Party Beneficiaries	66
14.13.	Tax Matters	66
14.14.	Amendments	66
14.15.	Counterparts	67

(continued)

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Exhibits

Exhibit A	Restructuring
Exhibit B	Form of IP License Agreement
Exhibit C	Tax Matters Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Form of Mexican Asset Transfer Agreement
Exhibit F	Form of GE Home Lending Transitory Loan Servicing Agreement

v

STOCK AND ASSETS PURCHASE AGREEMENT

This STOCK AND ASSETS PURCHASE AGREEMENT (this “Agreement”) dated as of December 23, 2010 by and among:

(I)          General Electric Capital Corporation (“GECC”), a corporation duly organized and validly existing under the laws of the State of Delaware;

(II)         GE Capital de México, S. de R.L. de C.V. (“GE Capital Mexico”), a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico;

(III)        GE Money Home Lending, S. de R.L. de C.V. (“GE Home Lending”), a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico;

(IV)        Global Consumer Leasing, S.A. de C.V. (“GE Consumer Leasing”), a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico;

(V)          GE Capital Residential Connections Corporation (“GE Residential Connections”), a corporation duly organized and validly existing under the laws of Delaware;

(VI)         GE Capital Servicios Administrativos, S.A. de C.V. (“GE Capital Servicios”), a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico; and

(VII)        Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander] (“Purchaser”), a sociedad anónima duly organized and validly existing under the laws of Mexico.

Unless otherwise indicated herein, capitalized terms used herein have the meanings set forth in Annex 1.

RECITALS

WHEREAS, GECC and GE Capital Mexico collectively own 100% of the issued and outstanding shares of corporate capital of GE Holding México, S.A. de C.V., a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico (“GE Holding”);

WHEREAS, GECC, GE Capital Mexico and GE Holding collectively own 100% of the issued and outstanding shares of corporate capital of GE Consumo Mexico, S.A. de

C.V., SOFOM, E.N.R., a sociedad anónima de capital variable, sociedad financiera de objeto múltiple, entidad no regulada duly organized and validly existing under the laws of Mexico (“GE Consumo”);

WHEREAS, GE Consumo and GE Home Lending are engaged in the business of making, acquiring and holding loans, including liquidity and home improvement loans, to individuals for personal use secured by first priority mortgages on, security trusts holding, or other similar arrangements covering, residential real property located in Mexico (the “Business”), which, for the avoidance of doubt, shall exclude personal (non-mortgage) consumer loans, commercial loans, automobile loans and credit card loans);

WHEREAS, GE Consumer Leasing (together with GE Home Lending, the “Asset Selling Companies”) owns certain fixed assets used in the conduct of the Business and GE Home Lending owns certain loan assets related to the Business;

WHEREAS, the Service Companies, pursuant to agreements with GE Consumo and GE Home Lending, employ the individuals that provide services to the Business;

WHEREAS, GE Residential Connections and GE Capital Servicios collectively own 100% of the issued and outstanding shares of corporate capital of GE Money Servicios Administrativos de Monterrey, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized and validly existing under the laws of Mexico (“GEMSA Monterrey”);

WHEREAS, GE Consumo and NetOrginate.com LLC, a limited liability company organized and validly existing under the laws of the State of North Carolina (“NetOrginate”) own 100% of the issued and outstanding shares of corporate capital of GE Money Servicios Administrativos de México, S. de R.L de C.V. (“GEMSA Mexico”) and prior to the Closing Date, the Sellers shall cause GEMSA Mexico to transfer its employees to NewCo GEMSA Mexico;

WHEREAS, GE Consumo and GEMSA Mexico HoldCo LLC, a limited liability company organized and validly existing under the laws of the State of Delaware and a wholly owned subsidiary of GE Consumo (“GEMSA Mexico HoldCo”) will own 100% of the issued and outstanding shares of corporate capital of NewCo GEMSA Mexico, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable to be organized and validly existing under the laws of Mexico prior to the Closing Date (“NewCo GEMSA Mexico”);

WHEREAS, on the terms and subject to the conditions hereinafter set forth, at the Closing, among other things, (i) each GE Equity Interest Seller will sell to the Purchaser (and/or its designee) and the Purchaser (and/or its designee) will purchase from each GE Equity Interest Seller, all of such GE Equity Interest Seller’s right, title and interest in and to the GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock; (ii) GE Consumer Leasing will sell to the Purchaser (and/or its designee), and the Purchaser (and/or its designee) will purchase from GE Consumer Leasing, GE Consumer Leasing’s right, title and interest in and to the Business Fixed Assets and (iii) pursuant to the

Mexican Asset Transfer Agreement, GE Home Lending will sell to the Purchaser (and/or its designee), and the Purchaser (and/or its designee) will purchase from GE Home Lending, GE Home Lending’s right, title and interest in and to the Purchased Assets (other than the Business Fixed Assets), and the Purchaser (and/or its designee) will assume from GE Home Lending, GE Home Lending’s liability and obligations under the Assumed Liabilities;

WHEREAS, in connection with the execution and delivery of this Agreement, on the date hereof (i) GE Consumo, GE Holding, GE Capital Mexico, GECC, GE Residential Connections, GE Capital Servicios, GEMSA Monterrey, GEMSA Mexico HoldCo and Purchaser entered into the Tax Matters Agreement and (ii) GECC, Alianza Mexicana de Capitales, S. de R.L. de C.V., GE Holding, GE Consumo, GEMSA Monterrey and Purchaser entered into the Transition Services Agreement; and

WHEREAS, prior to the consummation of the Sale Transactions, GE Holding, GE Consumo and certain of their Affiliates will complete a restructuring as described in Exhibit A hereto (the “Restructuring”), pursuant to which, among other things, the Restructured Excluded Assets will be excluded from the Sale Transactions and the Purchaser will have no responsibility for the Restructured Excluded Liabilities.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

SALE AND PURCHASE OF THE EQUITY INTERESTS AND PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

1.1.          Sale and Purchase of the Equity Interests.

 On the terms and subject to the conditions set forth herein, at the Closing, each GE Equity Interest Seller shall sell, endorse in property, assign, transfer, convey and deliver to the Purchaser (and/or its designee), and the Purchaser (and/or its designee) shall purchase, acquire, accept and take assignment and delivery from each GE Equity Interest Seller, all of its right, title and interest in and to the GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock set forth opposite its name on Schedule 1.1(a) hereto, free and clear of any Liens (other than Liens created, imposed or granted pursuant to this Agreement).

1.2.          Sale and Purchase of Purchased Assets (other than the Business Fixed Assets).

 Pursuant to the Mexican Asset Transfer Agreement, at the Closing, GE Home Lending shall sell, endorse in property, assign, transfer and convey to the Purchaser (and/or its designee) and the Purchaser (and/or its designee) shall purchase and acquire from GE Home Lending, the Purchased Assets (other than the Business Fixed Assets).

1.3.          Assumption of Assumed Liabilities; Excluded Liabilities.

(a) On the terms and subject to the conditions set forth herein, the Purchaser hereby agrees, effective at the time of the Closing, to assume and to pay, perform and otherwise discharge timely, all Liabilities of GE Home Lending under any Loan Documents in respect of the Loans contained in the GE Home Lending Portfolio (the “Assumed Liabilities”);

(b) For the avoidance of doubt, the Purchaser is not assuming any Liability of GE Home Lending other than the Assumed Liabilities (such other Liabilities, collectively, the “Excluded Liabilities”).

1.4.          Sale and Purchase of Business Fixed Assets.

 On the terms and subject to the conditions set forth herein, at the Closing, GE Consumer Leasing shall sell, assign, transfer, convey and deliver to the Purchaser (and/or its designee), and the Purchaser (and/or its designee) shall purchase, acquire, accept and take assignment and delivery from GE Consumer Leasing, all of its right, title and interest in and to the Business Fixed Assets, free and clear of any Liens (other than Permitted Liens and Liens created, imposed or granted pursuant to this Agreement), it being understood that for purposes of such assignment, GE Consumer Leasing shall take any actions required to effect such assignment, including the execution and delivery of any required conveyances, documents or any such other instruments or writings.

ARTICLE II

PURCHASE PRICE; CLOSING

2.1.          Purchase Price. The aggregate purchase price for the GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock and Purchased Assets shall be the aggregate of (a) an amount equal to the shareholders’ equity of GE Consumo (determined without regard to any net deferred tax assets in excess of the Deferred Tax Asset Cap), as of the time immediately prior to the Closing, minus the Discount (the “Closing GE Consumo Shareholders’ Equity”), plus (b) an amount equal to the excess of the aggregate book value of the Purchased Assets over the aggregate book value of the Assumed Liabilities, in each case as of the time immediately prior to Closing (the “Closing Purchased Assets Amount”), plus (c) an aggregate amount, which may be positive or negative, equal to the shareholders’ equity of GEMSA Monterrey and GE Holding (excluding any value attributable to the GE Consumo Stock), in each case as of the time immediately prior to the Closing (the “Closing Other Purchased Companies Shareholders’ Equity”) (such total aggregate amount, the “Purchase Price”).  For purposes of this Agreement, the term “Closing Net Assets” means an amount equal to (i) the Closing GE Consumo Shareholders’ Equity (calculated for this purpose without subtracting the Discount), plus (ii) the Closing Purchased Assets Amount, plus (iii) the Closing Other Purchased Companies Shareholders’ Equity.

2.2.          Components of Estimated Purchase Price.  GECC will prepare (i) an estimated balance sheet of GE Consumo as of the time immediately prior to the Closing

(and the schedules, if any, thereto), using estimated or actual balances as of the end of the last full month preceding the Closing Date, pro forma for the Restructuring, which balance sheet shall be prepared in accordance with the Accounting Principles and shall be in the form set forth on Schedule 3.5 (the “Estimated GE Consumo Balance Sheet”); (ii) estimated balance sheets of GEMSA Monterrey and GE Holding, using estimated or actual balances as of the end of the last full month preceding the Closing Date, pro forma for the Restructuring, which balance sheets shall be prepared in accordance with the Accounting Principles and shall be in the form set forth on Schedule 3.5; and (iii) an estimated statement of the Purchased Assets and Assumed Liabilities, using estimated or actual balances as of the end of the last full month preceding the Closing Date, which statement shall be prepared in accordance with the Accounting Principles and shall be in the form set forth on Schedule 3.5.

2.3.          Estimated Purchase Price Calculation; Estimated Intercompany Debt.

(a) At least five (5) Business Days prior to the Closing Date, GECC shall deliver to the Purchaser (i) the items referred to in clauses (i) to (iii) of Section 2.2 above, in each case representing GECC’s good faith estimate of the matters set forth therein, (ii) a schedule calculating the estimated Purchase Price (the “Estimated Purchase Price”), which, for the avoidance of doubt, shall reflect the Discount and (iii) a Pre-Closing Data Tape.

(b) At least five (5) Business Days prior to the Closing Date, GECC shall deliver to the Purchaser (i) a certificate in respect of the Intercompany Debt indicating the estimated amount of the Intercompany Debt as of the Closing Date (the “Estimated Intercompany Debt”), and such Estimated Intercompany Debt shall be consistent with the amount set forth with respect thereto, without duplication, in the Estimated GE Consumo Balance Sheet and estimated balance sheets of GEMSA Monterrey and GE Holding; and (ii) an updated version of Schedule A-4, prepared using estimated or actual balances as of the end of the last full month preceding the Closing Date.

2.4.          Payments at the Closing.

(a) At the Closing, the Purchaser shall pay, by wire transfer of immediately available funds, an aggregate amount in Pesos equal to the Estimated Purchase Price to the Sellers in such amounts and to such Peso bank accounts as shall have been previously designated by the Sellers to the Purchaser at least three Business Days prior to the Closing Date.

(b) Immediately following the payment made pursuant to Section 2.4(a) above, the Purchaser shall pay, or shall cause the Purchased Companies to pay, by wire transfer of immediately available funds, an aggregate amount in Pesos equal to the Estimated Intercompany Debt (the “Estimated Intercompany Debt Payment”) to those intercompany lenders previously designated by GECC in such amounts and to the Peso bank accounts previously designated by GECC, in each case at least three Business Days prior to the Closing Date.

2.5.          Preparation of Closing Documents.

(a) As soon as reasonably practicable following the Closing Date, and in no event more than ninety (90) days thereafter, the Purchaser shall deliver to GECC (i) a balance sheet of each of GE Consumo, GEMSA Monterrey and GE Holding, in each case, as of the time immediately prior to Closing (and the notes and schedules, if any, thereto), in the applicable form set forth on Schedule 3.5, in each case accompanied by the audit or special report of Galaz, Yamazaki, Ruiz Urquiza, S.C., a member firm of Deloitte Touche Tohmatsu (the “Closing Balance Sheets”), and a statement of the Purchased Assets and Assumed Liabilities, accompanied by the audit or special report of a member firm of Deloitte Touche Tohmatsu (the “Closing Purchased Assets Statement”); and (ii) draft schedules calculating (A) the Closing Net Assets and (B) the amount of the Intercompany Debt as of the Closing, and setting forth such calculations in reasonable detail (the “Closing Schedules”).  The Closing Balance Sheets and the Closing Purchased Assets Statement shall be prepared in accordance with the Accounting Principles, as of the time immediately prior to the Closing, and shall give effect to the Special Adjustments.

(b) Following the preparation and distribution of the Closing Balance Sheets, the Closing Purchased Assets Statement, and the draft Closing Schedules (collectively, the draft “Closing Documents”) referred to in Section 2.5(a), GECC and GECC’s accountants shall be entitled to perform reasonable procedures and take any other steps with the cooperation of the Purchaser that GECC or GECC’s accountants, in the exercise of their professional judgment, deem necessary to confirm that each of the draft Closing Documents has been prepared in conformity with the standard set forth in Section 2.5(a) and otherwise in accordance with this Agreement.  The Purchaser shall cooperate with GECC in this regard, including by providing access to books, records, personnel and other information as reasonably requested by GECC.

(c) Within thirty (30) days after receipt by GECC of the Closing Documents (during which period the Purchaser shall provide access to such working papers and information relating to the preparation of the Closing Documents as may be reasonably requested by GECC), GECC may dispute all or a portion of such Closing Documents by giving written notice (a “Notice of Disagreement”) to the Purchaser setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a “Disagreement”) and describing in reasonable detail (to the extent practicable) any modifications thereto that GECC proposes.  The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements.  If GECC does not provide a Notice of Disagreement to the Purchaser as to an item on the Closing Documents within the thirty (30) day period set forth in this paragraph (c), GECC shall be deemed to have irrevocably accepted such item on the Closing Documents.

(d) If GECC shall deliver a Notice of Disagreement and the Purchaser does not dispute all or any portion of such Notice of Disagreement by giving written notice to GECC setting forth in reasonable detail the basis for such dispute within twenty

(20) days following the Purchaser’s receipt of such Notice of Disagreement, the Purchaser shall be deemed to have irrevocably accepted the Closing Documents as modified in the manner described in the Notice of Disagreement.

(e) If the Purchaser shall dispute a Notice of Disagreement by delivery of written notice to GECC within the twenty (20) day period set forth in the preceding paragraph (d), and within the twenty (20) days following the receipt by GECC of the notice of such dispute, the parties do not resolve the Disagreement (as evidenced by a written agreement between them), such Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement.  The Purchaser and GECC shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Disagreement shall be limited to the disputed matters set forth in the Notice of Disagreement and shall be rendered within fifteen (15) days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible.  Such determinations shall be final and binding upon the parties, the amount so determined shall be used to complete the final Closing Documents (which final documents shall be completed promptly following such determinations) and the parties agree that the procedures set forth in this Section 2.5 shall be the sole and exclusive remedy with respect to the determination of the Closing Net Assets.  The Purchaser and GECC each shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within the fifteen-day period described in the second sentence in this paragraph (e), and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and its Affiliates and such other information as such firm may require in order to render its determination.  All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (e) shall be shared equally by the Purchaser and GECC.

(f) The Purchaser and GECC shall cooperate and comply with all reasonable requests of the other (and of the other’s accountants) to assist such Persons in accomplishing the preparation, confirmation and review of the Closing Documents.  Without limiting the foregoing, (i) each of the Purchaser, the Purchaser’s representatives, GECC and GECC’s representatives shall have full and unlimited access to all relevant accounting, financial and other records and information reasonably requested by them in connection with the preparation, confirmation or review of each of the Closing Documents as well as the Purchaser’s, GECC’s and their respective accountants’ working papers with respect thereto and (ii) each party shall make available to the other party and its accountants such personnel as they may reasonably request in connection with the preparation, confirmation or review of the Closing Documents.

2.6.          Adjustment to Estimated Purchase Price; Estimated Intercompany Debt Payment.  Promptly after the Closing Documents have been finally determined in accordance with Section 2.5 (including by means of a deemed acceptance of such documents by GECC or the Purchaser as provided in paragraphs (c) and (d), respectively, of Section 2.5), but in no event later than five Business Days following such final determination (the “Adjustment Date”), the following amounts shall be paid:

(a) In the event that the Estimated Purchase Price exceeds the total of (i) the Closing Net Assets, minus (ii) the Discount, the Sellers shall pay the amount of such excess to the Purchaser by wire transfer of immediately available funds to one or more Peso bank accounts (previously designated by the Purchaser).

(b) In the event that the total of (i) the Closing Net Assets, minus (ii) the Discount, exceeds the Estimated Purchase Price, the Purchaser shall pay the amount of such excess, by wire transfer of immediately available funds, to the Sellers in such amounts and to such Peso bank accounts as shall have been previously designated by the Sellers.

(c) In the event that the Estimated Intercompany Debt Payment exceeds the amount of Intercompany Debt as of the Closing as finally determined pursuant to Section 2.5, the Sellers shall, or shall cause the intercompany lenders of such debt, to pay the amount of such excess to the Purchaser (and/or its designee) by wire transfer of immediately available funds to one or more Peso bank accounts (previously designated by the Purchaser).

(d) In the event that the Intercompany Debt as of the Closing as finally determined pursuant to Section 2.5 exceeds the amount of the Estimated Intercompany Debt Payment, the Purchaser shall pay, or shall cause the Purchased Companies to pay, the amount of such excess, by wire transfer of immediately available funds, to the intercompany lenders previously designated by GECC in such amounts and to such Peso bank accounts as shall have been previously designated by GECC.

(e) Any payments required to be made pursuant to this Section 2.6 shall bear interest from the Closing Date through the date of payment at the Settlement Rate, as in effect from time to time, calculated on a basis of the actual number of days elapsed in a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.

2.7.          Allocation of Purchase Price.  (a) The Asset Selling Companies shall make their own separate allocation of the Purchase Price among the Purchased Assets for U.S. federal income tax purposes, and shall have no obligation to discuss their allocation with any other party.

(b) Within 30 days after the Closing Documents have been finally determined in accordance with Section 2.5, the Purchaser shall deliver to GECC a statement (the “Allocation Statement”) allocating the Purchase Price among the GE Holding Stock, the GEMSA Monterrey Stock, the Purchased Assets (other than the Business Fixed Assets), the Business Fixed Assets and the GE Consumo Stock.  The Sellers shall have the right to review the Allocation Statement.  If, within 15 days after receipt of the Allocation Statement, GECC notifies the Purchaser in writing that the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, the Purchaser and GECC will negotiate in good faith to resolve such dispute.  If the Purchaser and GECC fail to resolve such dispute within 30 days, the Purchaser and GECC shall within five days choose a nationally recognized accounting firm with no material relationship with the Purchaser or the Sellers or their Affiliates (the “Accounting Referee”).  The Accounting Referee shall determine the allocation of the Purchase Price within 30 days.  The costs, fees and expenses of the Accounting Referee shall be borne equally by the Purchaser and GECC.  If GECC does not respond within 15 days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the final allocation of the Purchase Price and shall be binding on the parties hereto.  The Sellers and the Purchaser agree to act in accordance with the allocation of the Purchase Price as determined in this paragraph in the preparation, filing and audit of any Tax return for Mexican Tax purposes.

2.8.          Closing Date.  Except as hereinafter provided, the consummation of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, located at 450 Lexington Avenue, New York, NY, at 10:00 a.m. New York City time, on the last Business Day of the month in which the satisfaction or waiver of the applicable conditions set forth in Articles IX and X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) occurs, or at such other place, time and date as shall be agreed in writing between the Purchaser and the Sellers.  The date of the Closing is referred to in this Agreement as the “Closing Date”.

2.9.          Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Purchaser:

3.1.          Organization and Good Standing.  The Sellers are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, as applicable, and have all requisite corporate power and authority, and all material governmental licenses, authorizations, permits, consents and approvals required, to own, lease and operate their properties and to carry on their businesses as they are now being conducted.  The Business Related Companies are sociedades anónimas de capital variable or sociedades de responsabilidad limitada de capital variable, as applicable, duly organized and validly existing under the laws of Mexico and have all requisite corporate power and authority, and all material governmental licenses, authorizations, permits, consents and approvals required, to own, lease and operate their properties and to carry on their businesses as they are now being conducted.  The Business Related Companies and the Asset Selling Companies are duly qualified, authorized or licensed to do business in each jurisdiction in which the conduct of their businesses or the ownership of their properties requires such qualification, authorization or license, except for any failures to be so qualified, authorized or licensed which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the certificate of incorporation and the by-laws (or equivalent organizational documents), each as amended to date and as in effect as of the date hereof, of the Sellers and the Business Related Companies have been delivered to the Purchaser, and the Sellers and the Business Related Companies are not in material violation thereof.

3.2.          Equity Interests; No Subsidiaries; Business of GE Holding.

(a) The authorized capital of GE Consumo, GE Holding and GEMSA Monterrey consists of the number of equity interests of each class of capital set forth in Schedule 3.2(a).  The issued and outstanding capital of (i) GE Holding (the “GE Holding Stock”) consists of the equity interests set forth in Schedule 3.2(a)(i), (ii) GE Consumo (the “GE Consumo Stock”) consists of the equity interests set forth in Schedule 3.2(a)(ii), and (iii) GEMSA Monterrey (the “GEMSA Monterrey Stock” and, together with the GE Holding Stock and GE Consumo Stock, the “Equity Interests”) consists of the equity interests set forth in Schedule 3.2(a)(iii).  All of the Equity Interests have been validly issued and are fully paid and non-assessable.  Except as set forth in Schedule 3.2(a)(i) to 3.2(a)(iii), there are no outstanding (A) shares of capital stock or voting securities of any Purchased Company, (B) securities of any Purchased Company convertible into or exchangeable for shares of or capital stock or voting securities of any Purchased Company or (C) options or other rights to acquire from any Purchased Company, or other obligation of any Purchased Company to issue, any capital stock or voting securities of any Purchased Company.  The GE Equity Interest Sellers, and in the case of GE Consumo, together with GE Holding, own all of the Equity Interests free and clear of any Liens (other than Liens created, imposed or granted pursuant to this Agreement).  The Equity Interests are not subject to any option, warrant, right of conversion, exchange or purchase, redemption, repurchase or any similar right, and there are no agreements or understandings outstanding with respect to the voting, sale, transfer or otherwise relating to any of the Equity Interests.  The execution hereof, the satisfaction (or waiver) of the conditions contemplated herein, the registration of the transfer of the Equity Interests in the stock ledger of the corresponding Purchased Company and, as applicable, the delivery by the Sellers to the Purchaser at the Closing of the Certificates duly endorsed in property, will vest the Purchaser on the Closing Date with good title to all of such Equity Interests, free and clear of any Liens (other than Liens created, imposed or granted pursuant to this Agreement).

(b) Except as set forth on Schedule 3.2(b), there are no Subsidiaries of any Purchased Company.

(c) Except as set forth on Schedule 3.2(c), GE Holding has not engaged in any business activities of any nature whatsoever and does not have any assets or Liabilities other than its ownership of the equity interests of GE Consumo and any Liabilities incidental thereto.

(d) GEMSA Mexico HoldCo is a newly formed entity and has not engaged in any business activities of any nature whatsoever and, as of the Closing Date, will not have any assets or Liabilities other than its ownership of the stock of NewCo

GEMSA Mexico.  The issued and outstanding capital of GEMSA Mexico HoldCo consists of the equity interests set forth in Schedule 3.2(d) (the “GEMSA Mexico HoldCo Stock”).  The GEMSA Mexico HoldCo Stock has been validly issued and is fully paid and non-assessable.  Except as set forth in Schedule 3.2(d), there are no outstanding (A) shares of capital stock or voting securities of GEMSA Mexico HoldCo, (B) securities of GEMSA Mexico HoldCo convertible into or exchangeable for shares of or capital stock or voting securities of GEMSA Mexico HoldCo, or (C) options or other rights to acquire from, or other obligation of GEMSA Mexico HoldCo to issue, any capital stock or voting securities of GEMSA Mexico HoldCo.  GE Consumo owns all of the GEMSA Mexico HoldCo Stock free and clear of any Liens (other than Liens created, imposed or granted pursuant to this Agreement).  The GEMSA Mexico HoldCo Stock is not subject to any option, warrant, right of conversion, exchange or purchase, redemption, repurchase or any similar right, and there are no agreements or understandings outstanding with respect to the voting, sale, transfer or otherwise relating to any of the GEMSA Mexico HoldCo Stock.

(e) As of the Closing Date, NewCo GEMSA Mexico will be a newly formed entity and will not have engaged in any business activities of any nature whatsoever and will not have any assets or Liabilities other than such activities, assets or Liabilities that may arise from or relate to the Employer Substitution.  As of the Closing Date, the issued and outstanding capital of NewCo GEMSA Mexico will consist of the equity interests set forth in Schedule 3.2(e) (the “NewCo GEMSA Mexico Stock”).  The NewCo GEMSA Mexico Stock will have been validly issued and will be fully paid and non-assessable.  Except as set forth in Schedule 3.2(e), as of the Closing Date, there will be no outstanding (A) shares of capital stock or voting securities of NewCo GEMSA Mexico, (B) securities of NewCo GEMSA Mexico convertible into or exchangeable for shares of or capital stock or voting securities of NewCo GEMSA Mexico, or (C) options or other rights to acquire from, or other obligation of NewCo GEMSA Mexico to issue, any capital stock or voting securities of NewCo GEMSA Mexico. As of the Closing Date, GE Consumo and GEMSA Mexico HoldCo will own all of the NewCo GEMSA Mexico Stock free and clear of any Liens (other than Liens created, imposed or granted pursuant to this Agreement).  As of the Closing Date, the NewCo GEMSA Mexico Stock will not be subject to any option, warrant, right of conversion, exchange or purchase, redemption, repurchase or any similar right, and there will be no agreements or understandings outstanding with respect to the voting, sale, transfer or otherwise relating to any of the NewCo GEMSA Mexico Stock.

3.3.          Authorization of Agreement. The Sellers have the requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Sellers in connection with the consummation of the Sale Transactions (all such other agreements (including, without limitation, the Ancillary Transaction Agreements to which any Seller is a party), documents, instruments and certificates required to be executed by the Sellers or the Purchaser being hereinafter referred to, collectively, as the “Related Agreements”), and to fully perform their obligations hereunder and thereunder.  This Agreement has been, and each of the Related Agreements to which the Sellers are a party will be, at or prior to the Closing, duly executed and delivered by the Sellers and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Related Agreements when so executed and delivered will constitute, legal, valid and binding obligations of the Sellers, enforceable against them in accordance with their terms, subject to applicable Bankruptcy Exceptions and to general principles of equity.

3.4.          Conflicts; Consents of Third Parties.

(a) Subject to receipt of the consents, approvals and waivers set forth in Schedule 3.4, the execution, delivery and performance by the Sellers of this Agreement and the Related Agreements and the consummation of the Sale Transactions will not (i) conflict with or violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Sellers or the Business Related Companies; (ii) conflict with, violate, result in the breach or termination of, or (including after the giving of notice or the lapse of time or both) constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or to a loss of any right or benefit relating to the Business to which the Sellers or the Business Related Companies are entitled or otherwise modify the terms under any Contract, Permit or Order to which any of the Business Related Companies or the Sellers are a party or by which any of them or any of their properties or assets are bound or subject; (iii) constitute a violation of any Law; or (iv) result in the creation of any Lien (other than Liens created, imposed or granted pursuant to the Related Agreements) upon any of the Equity Interests, Purchased Assets or any assets of any of the Business Related Companies; except, in the cases of sub-paragraphs (ii), (iii) and (iv), for any conflict, violation, breach, default, termination, acceleration, right, modification or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the Sellers’ ability to effect the Closing.

(b) No Permit or waiver of, declaration or filing with or notification to any Person or Governmental Body is required on the part of the Business Related Companies or the Sellers in connection with the execution, delivery or performance of this Agreement or the Related Agreements or the consummation of the Sale Transactions, except (i) as set forth in Schedule 3.4; or (ii) as would be required solely as a result of the identity or regulatory status of the Purchaser or its Affiliates.

3.5.          Financial Statements.

(a) The unaudited pro forma balance sheet of GE Consumo, the unaudited balance sheets of GEMSA Monterrey and GE Holding and statements of the Purchased Assets and Assumed Liabilities, in each case as of September 30, 2010 (the “Balance Sheet Date”) as set forth on Schedule 3.5(a) (the “Balance Sheets”), have been prepared by management of the Business from source documentation subject to the controls and procedures of the Sellers’ accounting systems.  Such source documentation has been prepared in accordance with the Accounting Principles. The books, records and other financial reports of the Sellers relating to the operations of the Business used by the Sellers as source documentation for the Balance Sheets accurately and fairly reflect the transactions recorded therein, are correct in all material respects and have been maintained in accordance with sound business practices.  Except as set forth in Schedule 3.5(a), the Balance Sheets fairly present, in all material respects and in accordance with the Accounting Principles, the financial position of the Business as of the dates thereof.

(b) Schedule 3.5(b) sets forth (1) the amount of each Pre-Closing Loss Carryforward that is included as a deferred tax asset on the Balance Sheets; (2) the amount of each Identified Tax Loss (determined solely for the purposes of this Section 3.5(b) without regard to the Spin-Off Sub-Cap) by year; and (3) the amount of such Identified Tax Losses for which a Tax Authority has issued a written notice contesting the allowance of such losses and which have not been resolved pursuant to a Final, Non-appealable Determination.

3.6.          Absence of Certain Changes.  (a) Since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and, as of the date hereof, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From the Balance Sheet Date until the date hereof, except as set forth on Schedule 3.6(b), there has not been any action taken by any Seller or Purchased Company that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent, would constitute a breach of Section 6.2(b).

3.7.          No Undisclosed Material Liabilities.  There are no Liabilities of the Business or the Purchased Companies, other than:

(a) Liabilities provided for in the Balance Sheets or disclosed in the notes thereto;

(b) Liabilities disclosed on Schedule 3.7;

(c) Liabilities specifically disclosed in any Schedule to this Agreement, or which are not required to be disclosed in the Schedules to this Agreement as a result of financial thresholds set forth in the applicable section of this Agreement calling for such Schedule; and

(d) other undisclosed Liabilities which, individually or in the aggregate, are not material to the Business.

3.8.          Sufficiency of and Title to Assets; Absence of Liens.

(a) The Purchased Companies have, and upon the consummation of the Sale Transactions will have, good, marketable and valid title in and to all of their material assets, free and clear of any Liens, except for Permitted Liens.  Except for the Repossessed Assets, the Purchased Companies do not own any real property.  All leases under which the Purchased Companies are the lessees of real property requiring lease payments in excess of MXN 500,000 annually and used in or necessary to the operation of their respective businesses (the “Real Property Leases”) are listed in Schedule 3.8(a)(i).  Except as set forth in Schedule 3.8(a)(ii), the Purchased Companies have not received written notice of any default under any of the Real Property Leases that has not been resolved.  The Purchased Companies are not in default under any of the Real Property Leases, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All leases of personal property relating to personal property used in or necessary to the operation of the business of the Purchased Companies requiring lease payments in excess of MXN 1,500,000 annually (the “Personal Property Leases”) are listed in Schedule 3.8(a)(iii).  Except as set forth in Schedule 3.8(a)(iv), the Purchased Companies have not received written notice of any default under any of the Personal Property Leases that has not been resolved.  The Purchased Companies are not in default under any of the Personal Property Leases, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Schedule 3.8(b), upon the consummation of the Sale Transactions (including the execution of this Agreement and the Related Agreements), the Purchased Companies and the Purchaser (or its designees) will own or license, lease or have the right to use (pursuant to Contracts which, to the Knowledge of the Sellers, are valid, binding and enforceable), all of the property and assets that are used by, or held for use in, the Business, and such property and assets are sufficient in all material respects to (i) conduct the Business following the Closing as presently conducted and as conducted on the Closing Date (subject to any specified time frame within which the Purchaser is obligated to discontinue or modify the use of certain property and assets, as set forth in this Agreement or the Related Agreements) and (ii) perform all of its obligations under the Transition Services Agreement.

3.9.          Purchased Assets; Title.  Except as set forth in Schedule 3.9, upon the consummation of the Sale Transactions, the Purchaser will have acquired good, marketable and valid title to the Purchased Assets, free and clear of any and all Liens, other than Permitted Liens.

3.10.        Intellectual Property; Computer Software.

(a) Schedule 3.10(a) sets forth a true and complete list of any and all (i) issued patents and pending patent applications, (ii) trademark, service mark and domain name registrations and applications for registration, and material unregistered trademarks, (iii) copyright registrations and applications for copyright registrations, and (iv) material proprietary computer software, in each case included in the Acquired IP.  The Purchased Companies presently (except with respect to any Purchased Assets listed on Schedule 3.10(a)), and upon giving effect to the Sale Transactions will (with respect to all of the Intellectual Property listed on Schedule 3.10(a)), exclusively own the Intellectual Property listed in Schedule 3.10(a).  To the Knowledge of the Sellers, all of the registered Intellectual Property set forth on Schedule 3.10(a) is valid and enforceable.

(b) Except as set forth in Schedule 3.10(b), to the Knowledge of the Sellers, the operations of the Business Related Companies and their conduct of the Business do not violate, infringe or misappropriate any Intellectual Property rights of any Person, and to the Knowledge of the Sellers, none of the Acquired IP is being, or has been, violated, infringed or misappropriated by any Person.  Neither the Sellers nor any of the Business Related Companies have received written notice from any Third Party alleging (or which Sellers or any of the Business Related Companies have construed as alleging) that the operations of the Business Related Companies and/or their conduct of the Business violate, infringe or misappropriate any Intellectual Property rights of such Third Party, which allegations (i) remain unresolved and, if true, would reasonably be expected to be material to the Business Related Companies, and/or (ii) were received in writing by the Sellers or any of the Business Related Companies on or after January 1, 2010.

(c) Except as set forth in Schedule 3.10(c), immediately following the Closing, the Purchased Companies shall own, or possess licenses or other rights from Third Parties pursuant to Contracts (which, to the Knowledge of Sellers, are valid, binding and enforceable), to use all computer software used or held for use in connection with the operation of the Business (collectively, the “Computer Software”).  The Purchased Companies have, and take reasonable steps to enforce, a policy of requiring employees and Third Parties engaged by the Purchased Companies for the purpose of developing Computer Software to sign a written assignment agreement substantially in the form previously disclosed to Purchaser.

(d) The Sellers and the Business Related Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material trade secrets included within the Acquired IP.

(e) To the Knowledge of the Sellers, the Sellers and the Business Related Companies have complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the conduct of the Business.  No material claims have been asserted or, to the Knowledge of the Sellers, threatened against the Business Related Companies by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such applicable Laws.

(f) (i) to the Knowledge of the Sellers, no Person has gained unauthorized access to any of the IT Assets in a manner materially compromising the security of the Business or otherwise permitting unauthorized access to any material information of the Business; and (ii) there has been no failure of any IT Assets within the past two (2) years which (x) had a materially adverse effect on the Business and (y) has not been fully resolved.  For the purposes of this provision, “IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case used or held for use by the Purchased Companies in connection with the Business.

3.11.        Contracts.

(a) Except as permitted under the Restructuring in compliance with Section 6.3, except as set forth in Schedule 3.11(a), and except for Related Party Transactions, as of the date hereof, the Purchased Companies are not, and, with respect to the Business, none of the Sellers or GEMSA Mexico is, a party to or bound by, nor are any of their respective assets or properties bound by:

(i) any Contract involving the payment of more than MXN 3,000,000 in the aggregate;

(ii) any Contract for the acquisition, sale or lease of any material properties or assets (by merger, purchase or sale of assets or otherwise);

(iii) any Contract for capital expenditures in excess of MXN 3,000,000 in the aggregate;

(iv) any mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any of their real or personal property;

(v) (A) any employment, retention, severance or non-competition agreement with any Person (including any current or former officer or employee of any Business Related Company) or (B) any other agreement that limits the freedom of any Purchased Company (or after the Closing, any Affiliate of any Purchased Company) to compete in any line of business or with any Person (including any current or former officer or employee of any Business Related Company) or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any assets of the Business Related Companies or any Purchased Asset or which would so limit the freedom of the Purchaser after the Closing Date; provided that agreements described in clause (A) above need not be scheduled in Schedule 3.11(a) to the extent that such agreements or the forms thereof are scheduled in Schedule 3.12(a);

(vi) any Contract relating to any indebtedness for borrowed money, guaranty, surety, line of credit, deferred purchase price of property or other loan or financing arrangement;

(vii) any other agreement or commitment not made in the ordinary course of business that is material to the Business;

(viii) any material agreement or arrangement to which a Governmental Body is a party;

(ix) any partnership, joint venture or other similar Contract;

(x) Contracts relating to any interest rate, derivative, hedging or similar transaction;

(xi) any material Contract for Computer Software, middleware, systems and/or information technology equipment, other than licenses of off-the-shelf Computer Software that (x) are commercially available on non-discriminatory pricing terms, and (y) do not involve payments in excess of MXN 2,500,000 annually or MXN 5,000,000 in the aggregate over the term of the Contract;

(xii) any Contract (in each case, other than those described in clause (xi)) pursuant to which any Purchased Company (x) obtains the right to use, or a covenant not to be sued under, any material Intellectual Property, or (y) grants the right to use, or a covenant not to be sued under, any material Intellectual Property; or

(xiii) Contracts relating to any guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any Third Party, in each case that exceed MXN 3,000,000 (the Contracts described in clauses (i) through (xiii), collectively, the “Material Contracts”).

(b) Except as set forth in Schedule 3.11(b), (i) each Material Contract is a legal, valid and binding agreement of the Sellers or the Business Related Companies and is in full force and effect, subject to applicable Bankruptcy Exceptions; (ii) the Sellers and the Business Related Companies have performed all of the obligations required to be performed by them to date under all Material Contracts and are not in default or breach thereunder, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) to the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default under any Material Contract that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) to the Knowledge of the Sellers, there is no default or breach by any other party to any Material Contract that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  True and complete copies of the Material Contracts have been made available to the Purchaser.

3.12.        Employee Benefits and Bonus Payments.

(a) Schedule 3.12(a) sets forth a complete and correct list of all Employment Contracts and all employee benefit plans, programs or policies including, without limitation, any retention, severance or similar plan, program or policy, and each other plan, program or policy providing for cash, equity  or similar compensation, pension or retirement benefits, deferred compensation, health or medical benefits, vacation or paid time off benefits, seniority benefits, disability or sick leave benefits and insurance benefits, in each case maintained, contributed to, sponsored by or obligating any Business Related Company or for which any Business Related Company has any Liability with respect to present or former employees, officers or directors of any Business Related Company (collectively, the “Employee Benefit Plans”); provided that in the event two or more Employment Contracts are substantially identical, a form Employment Contract may be scheduled in lieu of the individual Employment Contracts.  Schedule 3.12(a) shall also indicate the Business Related Company that maintains each Employee Benefit Plan (as applicable).  True and complete copies of each Employee Benefit Plan, if in writing, or a summary thereof, if unwritten, have been provided to the Purchaser.

(b) Except as set forth in Schedule 3.12(b), each of the Employee Benefit Plans have been maintained and administered in accordance with its terms and all provisions of such Employee Benefit Plans and Law, except for any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth in Schedule 3.12(c), (i) there would be no increase, acceleration, modification, vesting or similar event, or an obligation to pay, in respect of compensation or benefits under any Employee Benefit Plan; and (ii) no amount is payable to directors, officers or employees of any Business Related Company as a change in control, bonus, severance or retention payment or other compensation or benefit, including acceleration of the time of payment or vesting of any compensation or benefit, in the case of each of clauses (i) and (ii), in connection with or as a result of the consummation of the Sale Transactions.

3.13.        Labor.

(a) Except as set forth in Schedule 3.13(a)(i), neither GE Holding nor GE Consumo have (i) any employees or (ii) any Liabilities with respect to any former employees or former professional services providers.  Except as set forth on Schedule 3.13(a)(ii), all individuals who provided services to the Business as employees during the 12 months prior to the date hereof are or were employed by the Service Companies (such individuals, the “Service Company Business Employees”).

(b) The Service Companies (i) are in compliance with all Laws pertaining to the hiring, employment and termination of the employment of employees, labor relations, terms and conditions of employment, hours of work, payment of wages or compensation, granting of leaves of absence, and other similar activities and (ii) are in compliance with all of their obligations, including any and all payments, under any and all social security and labor Law (including, without limitation, their contribution obligations to the Instituto de Fondo Nacional de la Vivienda para los Trabajadores (INFONAVIT), the Instituto Mexicano del Seguro Social (IMSS) and the Sistema de Ahorro para el Retiro (SAR) (such obligations, the “Social Contributions”), except for such failure to be in compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Schedule 3.13(b), to the Knowledge of the Sellers, there are no audits, complaints, charges or claims against any Business Related Company pending or threatened in writing to be brought or filed with any Governmental Body in connection with the employment by the Service Companies of any individual.  All amounts due to current or former employees of the Service Companies or other service providers to any Business Related Company, including amounts required to be provided under Law, have been paid or adequately accrued as a Liability in the books and records of the obligor entity.

(c) Except as disclosed in Schedule 3.13(c), there is no collective bargaining agreement or other labor agreement with any union, labor organization or employee association to which any Service Company is a party or which covers the Service Company Business Employees.  To the Knowledge of the Sellers, there is no organizing activity, nor is there pending or threatened any labor strikes, disputes, walkouts, work stoppages, slowdowns or employment terminations with respect to the Service Company Business Employees or other service providers to the Business.

(d) Schedule 3.13(d) contains a true and complete list and description of the following information for each Core Employee and Non-Core Employee employed by the Service Companies on the date hereof, categorized by function: (i) employee identification number; (ii) current annual terms of compensation (identifying incentive or bonus compensation separately); (iii) employment status; (iv) years of service and, if different, years of service credited for purposes of eligibility and benefits under the Employee Benefit Plans; (v) identity of employer; (vi) Employment Contract form(s) (as applicable) and (vii) classification as a Core Employee or Non-Core Employee; provided that data with respect to employees serving in a senior leadership function, or in any other function, which if disclosed individually would result in the disclosure of personally identifiable information, will be disclosed on an aggregated basis.

3.14.        Litigation.

(a) There is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened in writing that questions the validity of this Agreement, any Related Agreement or any action taken or to be taken by the Purchased Companies or the Sellers in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the Sale Transactions.  Except as disclosed in Schedule 3.14(a), there is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened in writing, against the Business, the Business Related Companies or any Purchased Asset in, before (or, in the case of threatened Legal Proceedings, would be in or before) or by any Governmental Body:

(i) in which the amount claimed by the plaintiff exceeds MXN 400,000 (or an equivalent amount in another currency); or

(ii) in which the plaintiff is seeking to enjoin or obtain other material non-monetary relief against the Business Related Companies or the Sellers.

(b) Except as disclosed in Schedule 3.14(b), there are no unsatisfied or outstanding Orders of any Governmental Body against (i) the Sellers which are related to the Business, (ii) the Purchased Assets or (iii) the Business Related Companies or against any of their properties or businesses which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15.        Permits.  Schedule 3.15 correctly describes each material Permit held by or on behalf of the Purchased Companies or the Business, together with the name of the Person issuing such Permit.  Except as set forth on Schedule 3.15, (i) such Permits are valid and in full force and effect, (ii) none of the Sellers or Purchased Companies is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Sale Transactions, in each case, except for such defaults, terminations or impairments as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16.        Insurance.  Schedule 3.16(a) contains a true and complete list and description of all insurance policies owned by any Purchased Company and that insure the businesses, operations or affairs of the Purchased Companies or the Business or affect or relate to the ownership, use, or operations of any of the Purchased Assets or assets or properties of the Purchased Companies (the “Purchased Company Insurance Policies”), and the Sellers have furnished to the Purchaser true and correct copies of all such policies.  Except as set forth in Schedule 3.16(b), all Purchased Company Insurance Policies are in full force and effect, and all premiums due thereon through the date hereof have been paid.  As of the date hereof, there is no claim by any Seller or Purchased Company pending under any of the Purchased Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

3.17.       Related Party Transactions.  Schedule 3.17(a) sets forth (i) a complete and correct list as of the date hereof of all related party transactions and agreements between the Purchased Companies, on the one hand, and the Sellers or their Affiliates (other than the Purchased Companies), on the other hand (such transactions and agreements, at any time, the “Related Party Transactions”) excluding unwritten licenses of Intellectual Property, (ii) all balances in respect of all intercompany debt (including all Intercompany Debt) between the Purchased Companies, on the one hand, and the Sellers or their Affiliates (other than the Purchased Companies), on the other hand, in the case of each of clauses (i) and (ii), as of December 31, 2009 and as of the Balance Sheet Date, and (iii) all transactions and agreements entered into since the Balance Sheet Date through the date hereof that constitute a Related Party Transaction.  For each Related Party Transaction, true and complete copies of the agreements relating to (or, if no such agreements exist in writing, a written summary of) such Related Party Transaction has been made available to the Purchaser.  Schedule 3.17(b) sets forth a complete and correct list of all the Related Party Transactions that will be terminated on or before the Closing Date, in each case without any Liability to the Purchased Companies or the counterparty to such Related Party Transactions arising out of or in connection with such termination.  As of the Closing Date, the Purchased Companies

will not be required to make any payment to (other than in respect of Intercompany Debt that may be made by a Purchased Company pursuant to Section 2.4 or 2.6) or perform any services for (other than pursuant to the Transition Services Agreement) the Sellers or the directors or officers of the Sellers and no amounts shall be owing except as set forth in Schedule 3.17(c).

3.18.        Loan Documents.

(a) GE Consumo or GE Home Lending is the sole and valid owner of each Loan, and all of the Loans in existence as of the date of any Diligence Data Tape or Pre-Closing Data Tape have been provided on the applicable Diligence Data Tape or Pre-Closing Data Tape.  Each Loan (including the associated Loan Collateral and Loan Documents) constitutes, and arose out of, a bona fide business transaction entered into in the ordinary course of GE Home Lending’s or GE Consumo’s business.  With respect to each Loan, (i) the information set forth on the Diligence Data Tapes with respect to such Loan set forth therein is true, complete and correct in all material respects as of the applicable date of such Diligence Data Tape, (ii) the information on the Pre-Closing Data Tape with respect to the such Loans set forth therein is true, complete and correct in all material respects as of the applicable date of such Pre-Closing Data Tape, and (iii) the information set forth on the Closing Date Portfolio Tape with respect to such Loan set forth therein will be true, complete and correct in all material respects as of the Closing.

(b) Except as set forth in Schedule 3.18(b), each Loan:

(i) has been granted in all material respects pursuant to Law and the loan policies of the Purchased Companies;

(ii) is valid and enforceable in accordance with its respective terms except as may be limited by a Bankruptcy Exception;

(iii) is in local currency, U.S. dollars or indexed investment units or number of minimum wages;

(iv) specifies that it bears interest;

(v) is secured by a valid, subsisting and enforceable first mortgage or trust agreement, which mortgage or trust agreement, as applicable, constitutes a first priority mortgage in favor of GE Consumo or GE Home Lending, as the case may be, or beneficiary rights in respect of which GE Consumo or GE Home Lending, as the case may be, is first beneficiary, and (A) no real property constituting Loan Collateral has been released from the Lien of any such mortgage or trust agreement and (B) such mortgage or trust agreement is enforceable against third parties;

(vi) has been granted for only the following principal purposes: the acquisition, remodeling or construction of residential real estate in Mexico, or the refinancing of existing liabilities in respect of residential real estate in Mexico;

(vii) does not by its terms grant set-off rights different from those contained under Law;

(viii) has, and since origination has had, (A) adequate property and casualty insurance policies to insure the Loan Collateral against loss by fire, weather and such other hazards as is customary in Mexico, and (B) to the extent contemplated in the applicable Loan Contract, life, unemployment and other insurance policies are in place, and all such insurance policies referred to in clauses (A) and (B) above are in full force and effect, and contain a standard mortgagee clause naming GE Consumo or GE Holding, as the case may be, and its successors and assigns, as mortgagee and loss payee;

(ix) has been fully disbursed (and no funds have been held back) and has no additional disbursement obligations of any additional amounts;

(x) has an original term to maturity not exceeding twenty years; and

(xi) provides that GE Consumo or GE Home Lending, as the case may be, is beneficiary in first place with respect to the Loans, the loan insurance or payment guarantees for breach or similar proceeds and coverage (including coverage related to the respective Loans).

(c) Each Loan for which Sociedad Hipotecaria Federal has provided a guarantee or other credit support prior to November 15, 2010 is listed on Schedule 3.18(c).  All such guarantees and credit support are valid, subsisting and enforceable.

(d) Schedule 3.18(d)(i) contains a true and correct list of all Past-Due Receivables and all Loans that are the subject of any Legal Proceedings, in each case as of September 30, 2010.  Schedule 3.18(d)(ii) contains a true and correct list and description of all Repossessed Assets as of September 30, 2010.  All Repossessed Assets are free of any Liens, other than Permitted Liens.

(e) Except as stated in Schedule 3.18(e), (i) all Loan Documents are or as of the Closing Date will be in full force and effect, are valid, binding and enforceable against GE Consumo or GE Home Lending, as the case may be, and the obligor or borrower thereunder, in accordance with their written terms, except as may be limited by the Bankruptcy Exception, are free and clear of Liens other than Permitted Liens, and are not subject to any defense, offset, claim, right of rescission or counterclaim by the obligor or borrower under such Loan Document, or a Person claiming under such right, and may be sold or assigned by the Sellers pursuant to this Agreement without the prior consent or waiver of one or more other parties thereto; (ii) all Loan Documents are without any material default thereunder by GE Consumo or GE Home Lending; (iii) no obligor or borrower under any Loan Document is required under any Law to withhold from payments on such Loan Document any interest or other withholdings for the payment of Taxes to any Governmental Body; (iv) neither GE Consumo nor GE Home Lending is or has been, and neither GE Consumo nor GE Home Lending is committed to become, a party to any contract or agreement to buy or sell Loan Documents (other than this Agreement) or a participation in Loan Documents or the income under either of the foregoing; and (v) all principal and interest payments made pursuant to the Loan Contracts are made directly to GE Consumo or GE Home Lending.

(f) Each of GE Consumo’s or GE Home Lending’s, as applicable, books and records accurately reflect the principal terms of its Loan Contracts, including (i) the Loan Collateral related to the Loan Contracts; (ii) the term thereof; (iii) the amount of principal and interest payments made thereunder as of the Balance Sheet Date; (iv) the name and current address of the obligor or borrower thereunder; and (v) the terms of any written purchase options in favor of the obligor or borrower.  No statement, report or other document constituting part of any Loan File contains any fraudulent statements or material omissions by the Sellers or any of their respective Affiliates or, to the Knowledge of the Sellers, by any borrower or any other Person.

(g) Except as set forth on Schedule 3.18(g) or in the ordinary course of its collection activities, since January 1, 2010, neither GE Consumo nor GE Home Lending has directly or indirectly in any way extended or otherwise restructured the payment schedules, payment terms or any other term or condition of any Loan Contract, or made any advance, extension or other accommodation to any obligor for purposes of changing or beneficially affecting the delinquency status of such Loan Contract.

3.19.        No Broker’s Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers or the Purchased Companies who might be entitled to any fee or commission in connection with the Sale Transactions.

3.20.        Compliance with Law.   Except as set forth on Schedule 3.20, none of the Sellers or the Business Related Companies is in violation of, or, to the Knowledge of the Sellers, is under investigation with respect to or has been threatened to be charged or given notice of any violation of, and there remain no unresolved past violations of, any Laws or Orders related to the Business Related Companies, the Purchased Assets or to the conduct of the Business, except for violations the existence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.21.        Corporate Books and Records.  As of the Closing Date, the minute books, and stock and special registries of the Purchased Companies will be complete and correct in all material respects and maintained in accordance with Law.  Except as set forth on Schedule 3.21, at the Closing, all such books and stock and special registries will be in the possession of the Purchased Companies.

3.22.        Existing Attorneys-In-Fact; GE Business Activities.

(a) Schedule 3.22(a) contains a true and correct list of (i) all powers of attorney granted by the Purchased Companies and currently in effect and (ii) the names of all attorneys-in-fact of the Purchased Companies as of the date hereof.

(b) Upon consummation of the Sale Transactions, with effect as of such date, none of the Sellers nor any of their respective Affiliates is engaged in a Covered Business.

3.23.        Certain Tax Requirements. (a)   Each Seller that is not a resident of Mexico hereby represents and warrants that (a) it is a non-Mexican resident, whose revenues are subject to a preferential tax regime (régimen fiscal preferente), as such term is defined in the Mexican Income Tax Statute; (b) it is not a resident of a country with a territorial tax system; and (c) it is electing to pay the corresponding Mexican Income Tax on the sale of the GE Holding Stock, the GE Consumo Stock, the GEMSA Monterrey Stock (as applicable) on a net basis in accordance with the terms of Article 190 of the Mexican Income Tax Law and the relevant provisions of its Regulations.

3.24.        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III and in the Ancillary Transaction Agreements, neither the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of or with respect to: (a) the Sellers, the Business Related Companies, the Purchased Assets, the Assumed Liabilities, or the Business; (b) the execution, delivery or performance by the Sellers of this Agreement or the Related Agreements or with respect to the Sale Transactions; (c) the collectability of the Loans, the adequacy of reserves or the amount of credit losses that will be incurred over the life of the Loans; or (d) the current legal, economic and financial status of the Business or the assets, liabilities or businesses of the Business, including with respect to the correctness, accuracy or completeness of any document or certificate furnished or to be furnished (including by way of information included or referred to in any electronic or physical data room, or in any oral or written question and answer response related to the contents of any physical or the electronic data room, or otherwise), or statement made. The Sellers hereby disclaim any such representation or warranty, whether by the Sellers or any of their Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to the Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives or any other Person of any documentation or other information by the Sellers or any of their Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

4.1.          Organization and Good Standing.  The Purchaser is a banking institution duly organized and validly existing under the laws of Mexico and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Purchaser is duly qualified, authorized or licensed to do business in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, authorization or license, except where the failure to be so qualified, authorized, licensed or in good standing would not reasonably be expected to materially impair the Purchaser’s ability to effect the Closing.

4.2.          Authorization of Agreement.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Related Agreement and to fully perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Purchaser of this Agreement and each Related Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been, and each of the Related Agreements will be, at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Related Agreements when so executed and delivered will constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, subject to applicable Bankruptcy Exceptions and to general principles of equity.

4.3.          Conflicts; Consents of Third Parties.

(a) Subject to receipt of the consents, approvals and waivers set forth in Schedule 4.3(a), the execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements and the consummation of the Sale Transactions will not (i) conflict with or violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Purchaser; (ii) conflict with or violate any provision of any Order to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound or subject; or (iii) constitute a violation of any Law; except, in the cases of sub-paragraphs (ii) and (iii), for any conflict or violation which would not reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to effect the Closing.

(b) No Permit or waiver of, declaration or filing with or notification to any Person or Governmental Body is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement or the Related Agreements or the consummation of the Sale Transactions, except (i) for Permits listed in Schedule 4.3(b); (ii) for cases where the failure to obtain such Permit or waiver or give or make such declaration, filing or notification would not reasonably be expected to materially impair the Purchaser’s ability to effect the Closing; and (iii) as would be required solely as a result of the identity or regulatory status of the Purchaser or its Affiliates.

4.4.          Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened in writing that questions the validity of this Agreement, any Related Agreement or any action taken or to be taken by the Purchaser in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the Sale Transactions, or which would reasonably be expected to materially impair the Purchaser’s ability to effect the Closing.

4.5.          Financial Capability.  The Purchaser has, or will have prior to the Closing, sufficient funds to pay the Purchase Price and to repay the amount of Intercompany Debt as of the Closing pursuant to the terms and conditions contained in this Agreement.

4.6.          No Broker’s Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission in connection with the Sale Transactions.

4.7.          Non-Reliance of the Purchaser.  Except for the representations and warranties expressly made by the Sellers in Article III of this Agreement and in the Ancillary Transaction Agreements, (a) the Purchaser acknowledges and agrees that no Seller is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Purchased Assets, the Assumed Liabilities, the Purchased Companies or the business, assets, liabilities, operations, prospects, or condition (financial or otherwise) of the Business, including with respect to the clientele, business relations or goodwill being transferred as part of the Business, the solvency of the debtors under the Loans, the merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to the Purchaser or its representatives or made available to the Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Sale Transactions, or in respect of any other matter or thing whatsoever; (b) the Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) the Purchaser is acquiring the Purchased Companies and Purchased Assets subject only to the specific representations and warranties as set forth in Article III of this Agreement and the Ancillary Transaction Agreements, subject to the limitations of the specifically bargained for provisions in Article XII and Sections 2.5 and 2.6 of this Agreement and Sections 4 and 5 of the Tax Matters Agreement.

ARTICLE V

MUTUAL COVENANTS OF THE PARTIES

From and after the date hereof and until the Closing, each of the parties hereby covenants and agrees that:

5.1.          Consents and Conditions.  The Sellers shall use their commercially reasonable efforts to cause each of the conditions precedent to the obligations of the Purchaser contained in Article IX hereof to be satisfied, and the Purchaser shall use its commercially reasonable efforts to cause each of the conditions precedent to the obligations of the Sellers contained in Article X hereof to be satisfied.  The Sellers shall, and shall cause the Business Related Companies and the Business to, and the Purchaser shall, (a) use all commercially reasonable efforts to promptly take all such action as may be necessary, proper or advisable under Law for the consummation of the Sale Transactions; (b) file and, if appropriate, use their or its commercially reasonable efforts to have declared effective or approved all documents and notifications with, and to obtain any consents of, all Governmental Bodies or other Third Parties necessary or appropriate for the consummation of the Sale Transactions, including any consents, approvals and waivers set forth in Schedules 3.4 and 4.3(a); and (c) give the other party information requested by such other party pertaining to the Business, in the case of requests by the Purchaser, and the Purchaser, in the case of requests by the Sellers, which is reasonably necessary to enable such party or parties to take such actions and file in a timely manner all documents and notifications required to be filed under Law; provided that the parties hereto understand and agree that for purposes of this Agreement the commercially reasonable efforts of any party hereto shall not be deemed to include (i) contesting, litigating with, or entering into any settlement, undertaking, consent decree, stipulation or agreement with, any Governmental Body in connection with the Sale Transactions or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business, the Purchased Companies or the Purchased Assets or any assets or business of the Purchaser or any of its Affiliates.  For clarity, no party shall be required to waive any condition precedent to comply with this Section 5.1.

5.2.          Certain Filings.  The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Sale Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers (it being understood and agreed that none of the parties shall be required to offer or agree to make any payment or material concession to obtain any such consent, approval or waiver).  Without limiting the foregoing, the parties shall cooperate with one another to:

(i) make an appropriate filing with the Competition Commission and any other applicable Governmental Bodies with respect to the Sale Transactions as promptly as practicable and in any event within fifteen (15) Business Days (excluding any day on which the Competition Commission or any other applicable Government Bodies are closed) after the date hereof;

(ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the Competition Law or any other Law and use its commercially reasonably efforts to take or cause to be taken all other actions reasonably necessary, proper or advisable, to cause the expiration or termination of the applicable waiting periods, or to obtain the approvals necessary, under the Competition Law or any other Law as soon as practicable; and

(iii) make any required filing with the CNBV with respect to the Sale Transactions as promptly as practicable and in any event within fifteen (15) Business Days (excluding any day on which the CNBV is closed) after the date hereof, attend any meetings with the CNBV, provide any information requested by the CNBV and otherwise use its commercially reasonable efforts to take or cause to be taken all other actions reasonably necessary, proper or advisable, to satisfy any requirements, or obtain the approval, of the CNBV in connection with the Sale Transactions as soon as practicable.

(b) Subject to the provisions of Section 5.1, the Purchaser shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Sale Transactions under the Competition Law or any other Law.

(c) Each party shall keep each other party reasonably informed, including by providing such other party with a copy, of any relevant communication received from, or provided to, any Governmental Body.

5.3.          Certain Notifications.  At all times prior to the Closing Date, (a) each party shall promptly notify each other party in writing of: (i) any notice or other communications from any Person alleging that the consent of such Person is or may be required in connection with the Sale Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Sale Transactions; and (iii) any Legal Proceeding, commenced or, to the knowledge of such party (or, if such party is a Seller, to the Knowledge of Sellers), threatened, that relates to the consummation of the Sale Transactions; and (b) each party shall promptly notify each other party in writing of the occurrence of any event that would reasonably be expected to result in the failure to satisfy the conditions contained in Article IX and/or Article X; provided that no such notification shall affect any representation, warranty, covenant or indemnification right or obligation or the conditions to the obligations of any party to this Agreement.

5.4.          Further Action.  The Sellers and the Purchaser shall execute and deliver such conveyances, certificates, documents and any such other instruments or writings and take such other actions as may reasonably be required to, (a) vest in the Purchaser good, marketable and valid title to the Purchased Assets and all property and assets (whether real, personal, tangible or intangible) reflected in the Balance Sheets or acquired by the Purchased Companies after the Balance Sheet Date and otherwise carry out the intent of this Agreement and (b) consummate the Sale Transactions.  In case at any time after the Closing any further action is necessary or desirable to accomplish the actions referred to in clauses (a) and (b) of the immediately preceding sentence, the proper officers or directors of the Sellers, the Purchaser and their respective Affiliates shall take all such action.

5.5.          Public or Private Disclosure.  No press release, announcement (public or private), publicity, or any other form of disclosure concerning this Agreement (or its terms) or the Sale Transactions shall be issued or made by the Purchased Companies, the Sellers, the Purchaser or their respective Affiliates, principals, directors, officers, shareholders, employees or any of their representatives or agents, without the prior written consent of the Sellers and the Purchaser, except as such release or disclosure may be required pursuant to any Law, or by any Order by any court or other Governmental Body (and in any such case the disclosing party shall inform the other party of the requirement and, to the extent practicable, furnish in advance of publication a copy of the contemplated disclosure).  The Purchaser and the Sellers agree that they shall issue a joint press release announcing the Sale Transactions, which press release and the text thereunder shall have been jointly prepared and agreed.

5.6.          Loan File Review and Recovery Process.  Prior to the date hereof, the Sellers have implemented the process described in Schedule 5.6 to (a) review, organize, image and index all Loan Files; (b) identify the deficiencies in the Loan Files based on the requirements established by the CNBV; and (c) seek to obtain certified replacement copies of any Mortgage Loan Contract identified as missing from the Loan Files (such process described in clauses (a) to (c) collectively, the “Loan File Review and Recovery Process”).  The Sellers shall continue the Loan File Review and Recovery Process from and after the date hereof and shall deliver to the Purchaser at least ten (10) Business Days prior to Closing the resulting index and imaging of each of the Loan Files and a report setting forth in reasonable detail the status and results of the Loan File Review and Recovery Process through such date.  From and after the Closing Date, the Sellers shall, upon the reasonable advance request of the Purchaser, from time-to-time, provide the Purchaser with reasonably detailed updates regarding the status and results of the Loan File Review and Recovery Process as of the time of such update.  The Sellers agree to complete the aspects of the Loan File Review and Recovery Process described in clauses (a) and (b) above by December 31, 2011.  From and after the Closing Date, the Sellers shall use their commercially reasonable efforts to obtain certified replacement copies of all Mortgage Loan Contracts identified as missing pursuant to the Loan File Review and Recovery Process as described in Schedule 5.6 through the retention of third party service providers selected by Sellers.  The Sellers shall manage such efforts in their reasonable discretion and shall pay all costs and expenses associated with the Loan File Review and

Recovery Process.  From and after the Closing, the Purchaser shall, and shall cause the Purchased Companies to, reasonably cooperate with the Sellers in connection with the Loan File Review and Recovery Process.  The Purchaser will, and will cause the Purchased Companies to, accept any certified replacement copies of any Mortgage Loan Contract recovered by the Sellers.

ARTICLE VI

COVENANTS OF THE SELLERS

From and after the date hereof, the Sellers hereby covenant and agree that:

6.1.         Access and Information.  (a) The Sellers, after the date hereof through the Closing, shall, and shall cause the Business Related Companies to, (i) provide, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives access as reasonably requested to the offices, properties, books and records (other than tax records, which are addressed in the Tax Matters Agreement) of Sellers relating to the Business and the Business Related Companies (it being understood that such access will be coordinated through one or more representatives of the Sellers designated on Schedule 6.1); and (ii) furnish to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request (including monthly reports containing information that is comparable to the monthly reports previously furnished or made available by the Sellers to the Purchaser). Any investigation pursuant to this Section 6.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Sellers.  No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers hereunder.

(b) After the Closing, the Sellers and their respective Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning the Purchased Companies, the Purchased Assets and the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Sellers, (ii) in the public domain through no fault of the Sellers or their respective Affiliates or (iii) later lawfully acquired by the Sellers from sources other than those related to its prior ownership of the Business.  The obligation of the Sellers and their respective Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c) On and after the Closing Date, the Sellers will provide Purchaser and its agents reasonable access during regular business hours upon reasonable advance notice, to its books of account, financial and other records (including accountant’s work papers) (other than tax records, which are addressed in the Tax Matters Agreement), information, employees and auditors to the extent necessary or useful for Purchaser in connection with any audit, investigation, dispute or Legal Proceeding (other than a Legal Proceeding among the parties hereto in connection with the Sales Transactions) or any other reasonable business purpose relating to the Business; provided that any such access by Purchaser shall not unreasonably interfere with the conduct of the business of the Sellers.  Purchaser shall bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. Notwithstanding the foregoing, the Sellers shall not be required, unless the Purchaser agrees to a reasonably satisfactory protective arrangement, to (i) disclose any information if such disclosure would contravene any Law or result in a breach of any Contract to which the Sellers or any Subsidiary thereof is a party; or (ii) waive any privilege which the Sellers or their Affiliates may possess in discharging their obligations pursuant to this Section 6.1.

(d) Within thirty (30) days after the Closing Date, the Sellers shall deliver to the Purchaser the Closing Date Portfolio Tape which shall include a true and correct list of Past-Due Receivables as of the Closing Date.

6.2.          Conduct of Business.  Except as otherwise expressly required by this Agreement or the Tax Matters Agreement or disclosed on the date hereof in Schedule 6.2 or consented to by the Purchaser through the Closing:

(a) The Sellers shall, and shall cause the Business Related Companies and the Business to, except pursuant to the Restructuring in compliance with Section 6.3, (i) conduct the Business only in the ordinary and usual course in a manner consistent with past practice (it being agreed that actions that are expressly permitted by subsection (b) shall be deemed to comply with this clause (i)); (ii) use commercially reasonable efforts to (A) preserve intact the present business organization of the Business Related Companies and the Business, (B) preserve the goodwill and relationships with customers, suppliers and others having business dealings with the Business, (C) maintain the assets that constitute tangible personal property of the Business in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), and (D) keep available the services of the directors, officers and key employees of the Business Related Companies and the Business; and (iii) perform in all material respects all of the obligations of the Business under the Material Contracts.

(b) The Sellers shall not, and shall cause each of the Business Related Companies not to:

(i) cause or permit any amendment, supplement, waiver or modification to or of any of the organizational documents of the Purchased Companies;

(ii) subject to the changes in equity described in the proviso in clause (vii) below, (A) issue or sell, or amend the terms of, any of the Purchased Companies’ equity interests, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any of the Purchased Companies’ equity interests or (B) change the capital structure of the Purchased Companies in any way; provided that the Purchaser shall consider in good faith requests to issue or sell equity to GECC or one of its Affiliates;

(iii) encumber the Equity Interests;

(iv) directly or indirectly, redeem, purchase or otherwise acquire any of the Equity Interests;

(v) solely with respect to the Business Related Companies, other than in the ordinary course of business in an aggregate amount not to exceed MXN 3,000,000 or pursuant to the requirements of a Material Contract disclosed in Schedule 3.11(a), or pursuant to the Restructuring in compliance with Section 6.3, acquire or dispose of any assets or properties or permit any material Acquired IP to lapse, expire (to the extent such Intellectual Property can be renewed) or otherwise terminate;

(vi) mortgage, pledge, encumber or otherwise subject to any Lien, any assets or properties of the Business other than by virtue of Permitted Liens;

(vii) solely with respect to the Business Related Companies, incur, increase any obligations with respect to, issue or sell any indebtedness or guarantee any obligation of any Person, except for Intercompany Debt (provided that the aggregate amount of principal, premium (if any), interest, fees and other amounts due or outstanding under all Intercompany Debt shall not, at any time, be more than 103% of the amount of Intercompany Debt reflected on the Balance Sheets and no amendment to the terms of the Intercompany Debt shall occur, it being understood that maintaining the Intercompany Debt at or below such amount may cause corresponding changes to the equity of the Business Related Companies or their Subsidiaries and that the Purchaser shall consider in good faith requests to increase Intercompany Debt above such amount);

(viii) solely with respect to the Purchased Companies, (A) make any loans or advances to any Person outside the ordinary course of business or (B) make any capital contributions to or investments in any Person, except for such contributions or investments related to the formation of NewCo GEMSA Mexico in an amount not in excess of MXN 50,000;

(ix) except in the ordinary course of business of administering and collecting the Loans, with respect to any Loan, do or consent to any of the following (unless such action is required pursuant to the terms of the applicable Loan Documents): (A) release any collateral, (B) extend any maturity, (C) reduce any interest rate or principal due, or (D) modify any payment term (principal or otherwise) or other material term of the applicable Loan Documents;

(x) solely with respect to the Business Related Companies, and except pursuant to the Restructuring in compliance with Section 6.3, declare, make or pay any dividend or distribution on, or redeem or repurchase any shares of, any class of its capital stock or other equity interests of the Purchased Companies, or reduce the capital stock or other equity interests of the Purchased Companies;

(xi) solely with respect to the Business Related Companies, prepay any accounts payable, or delay or make cash payments other than of trade payables in the ordinary course of business of the Business Related Companies consistent in amount and type with past practice;

(xii) solely with respect to the Business Related Companies, other than with respect to Tax proceedings or in the ordinary course of collecting the Loans, compromise, settle or grant any waiver or release relating to any Legal Proceedings (A) in excess of MXN 3,000,000 in the aggregate or (B) that relate to the Sale Transactions; provided that there shall be no settlement of any Legal Proceeding (1) in which there is a finding or admission of any violation of Law, or (2) in which there is an imposition of a consent order, decree or injunction that would restrict the future activity of the Purchased Companies or the Business;

(xiii) solely with respect to the Purchased Companies, merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, any other Person, or otherwise acquire, any business, business organization or division thereof;

(xiv) solely with respect to the Business Related Companies, other than in the ordinary course of collecting the Loans, forgive, cancel, compromise, waive, release or fail to pay any debts, claims or rights in excess of MXN 3,000,000 in the aggregate, or fail to pay or satisfy when due any material Liability (other than any such Liability that is being contested in good faith);

(xv) (A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or the Business Related Companies or that could, after the Closing Date, limit or restrict in any material respect the Business, the Business Related Companies or any of their respective Affiliates, from engaging or competing in any line of business, in any material respect or (B) enter into, modify or amend in any material respect or terminate any Material Contract or any Contract that would have been a Material Contract if entered into prior to the date hereof or otherwise waive, release or assign any material rights, claims or benefits of the Business or the Business Related Companies;

(xvi) (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Business Related Companies or terminate the employment of a Core Employee or Non-Core Employee other than for cause, (B) increase benefits payable under any existing severance or termination pay policies with employees, officer or directors of the Business or the Business Related Companies, (C) enter into any employment agreement (other than a form Employment Contract entered into in the ordinary course of business in connection with the hiring of an employee as a replacement for a former Service Company Business Employee set forth in Schedule 3.13(d) at a salary or wage rate no greater than 110% of that paid to such former Service Company Business Employee), deferred compensation agreement or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Business or the Business Related Companies, (D) establish, adopt or amend (except as required by Law) any Employer Benefit Plan, collective bargaining agreement (except for renewals of agreements disclosed in Schedule 3.13(c) that are currently being negotiated or that may be negotiated pursuant to the terms of the existing collective bargaining agreement; provided that any renewed collective bargaining agreement shall not (1) provide for a term of more than one year, (2) provide for compensation and benefits with an aggregate cost greater than 105% of the compensation and benefits costs under the expiring collective bargaining agreement or (3) grant any new material rights to the employees covered by such agreement), bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Business or the Business Related Companies or (E) except for commitments in effect as of the date hereof disclosed in Schedule 6.2(b), increase compensation, bonus or other benefits payable to any director, officer or employee of the Business or the Business Related Companies or grant any power of attorney to any Person for acts of ownership (actos de dominio); provided that written notice shall be given to Purchaser of any power of attorney (for acts of ownership (actos de dominio) or otherwise) that is granted after the date hereof;

(xvii) change the methods of accounting or accounting practice by the Sellers with respect to the Business or the Purchased Companies, except as required by concurrent changes in Mexican GAAP as agreed to by its independent public accountants;

(xviii) except for the Restructuring in compliance with Section 6.3, enter into any Related Party Transaction;

(xix) grant any license of the GECC Software to any Third Party; or

(xx) authorize, agree or otherwise commit to take any action in violation of any of the foregoing sub-paragraphs (i) through (xix) or fail to make prompt disclosure to the Purchaser of the taking of any such prohibited actions.

(c) The Sellers shall use commercially reasonable efforts to cause the Business Related Companies to maintain all Permits and to process any pending applications for Permits.

(d) The parties agree that the Combined Shareholders’ Equity shall not exceed MXN 2,313,693,358, it being agreed that the prohibitions set forth in Sections 6.2(b)(i), (ii), (iv), (vii) and (x) shall not be applicable to the extent the Sellers reasonably determine it is necessary or appropriate for Sellers to take one or more actions otherwise prohibited by such sections to cause the Combined Shareholders’ Equity not to exceed the foregoing amount.

6.3.          Restructuring.  On or before the Closing Date, the Sellers shall, and, if necessary, shall cause their respective Subsidiaries and/or Affiliates to, carry out and complete the Restructuring as described in Exhibit A.  The Sellers shall keep the Purchaser reasonably informed of the status of the Restructuring.  The Restructuring shall be carried out in a manner which is reasonably satisfactory to the Purchaser.

6.4.          Shareholders’ Meeting.  Prior to the Closing, the shareholders of each of the Purchased Companies shall have unanimously resolved to (a) appoint a new Board, its alternates and a secretary of the Board, as instructed in writing by the Purchaser; (b) grant new powers of attorney, as instructed in writing by the Purchaser; (c) ratify the performance of each and every one of the members of the Board of the Purchased Companies holding office at or prior to the Closing and release each of them from any and all liability in which they might have incurred in connection with the performance of their respective duties as such, except for bad faith, illegality, gross negligence or willful misconduct, to the extent permitted by Law; (d) revoke any powers of attorney conferred by the Purchased Companies in favor of any attorneys-in-fact, as instructed in writing by the Purchaser, and provide evidence reasonably satisfactory to the Purchaser that each such attorney-in-fact has been notified that its authority has been revoked; and (e) ratify the performance and release of each of the attorneys-in-fact set forth on Schedule 6.4 from any and all Liability which they might have incurred in connection with the performance of their respective duties as such, except for bad faith, illegality, gross negligence or willful misconduct to the extent permitted by Law.

6.5.          Intercompany Obligations.  The Sellers shall take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing, there shall be no obligations with respect to any Related Party Transaction (other than (i) pursuant to this Agreement and the Related Agreements, including in respect of any payment to be made pursuant to Section 2.6 that relates to the Intercompany Debt, or (ii) as set forth in Schedule 6.5) between the Purchased Companies, on the one hand, and the Sellers or their Affiliates (other than the Purchased Companies), on the other hand.

6.6.          Non-Competition.

(a) For a period of three (3) years from the Closing Date, except as permitted by this Section 6.6, GECC shall not, and shall cause its Subsidiaries not to, directly or indirectly, engage in making, acquiring or holding loans to individuals for personal use secured by mortgages on, security interests holding, or other similar arrangements covering, residential real property located in Mexico (the “Covered Business”).  This Section 6.6 shall (i) cease to be applicable to any Person at such time as it is no longer a Subsidiary of GECC; and (ii) be inapplicable to any Subsidiary in which a Person who is not a controlled Affiliate of GECC holds over 25% of the outstanding voting securities or similar equity interests and with respect to whom GECC or another Subsidiary, as applicable, has existing contractual or legal obligations limiting GECC’s discretion to impose on the subject Subsidiary a non-competition obligation such as that in this Section 6.6.

(b) Notwithstanding the provisions of Section 6.6(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 6.6(a), nothing in this Agreement shall preclude, prohibit or restrict GECC or any of its Subsidiaries from engaging in any manner in (i) any Financial Services Business; (ii) any Existing Business Activities; (iii) any De Minimis Business; (iv) any business activity that would otherwise violate this Section 6.6 that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with GECC or a Subsidiary of GECC, in each case, after the date hereof (an “After-Acquired Company”); provided that with respect to this clause (iv), within one year after the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, GECC or such Subsidiary disposes of (or enters into a binding agreement to dispose of, and subsequently disposes of) the After-Acquired Business or the relevant portion of the After-Acquired Company’s business or securities or at the expiration of the one-year period, the business of the After-Acquired Company complies with this Section 6.6; or (v) holding or disposing of any Loans (and related Loan Documents) transferred to GECC (or its designee) pursuant to Section 12.1(b).

(c) If any provision contained in this Section 6.6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.6, but this Section 6.6 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or a subject matter or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.6 to provide for a covenant having the maximum enforceable geographic area, subject matter, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.  The Sellers acknowledge that the Purchaser would be irreparably harmed by any breach of this Section 6.6 and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach.  The Sellers agree that in the event of a breach of this Section 6.6 by the Sellers, the Purchaser shall be entitled to injunctive or similar relief, to the greatest extent permitted under Law, requiring specific performance by the Sellers of this Section 6.6, and the Sellers consent to the entry thereof.

6.7.          Certain Obligations.  GECC shall cause each of the other Sellers, and through the Closing, the Purchased Companies, to take all actions required to be taken, and to refrain from taking any actions not permitted to be taken, by them pursuant to this Agreement and the Related Agreements.

6.8.          Tax Matters.

(a) (i) On or prior to the date in which the tax return relevant to the sale of GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock (as applicable) is filed or should be filed, each Seller that is not a resident of Mexico shall appoint a legal representative that meets with all the requirements provided in article 208 of the Mexican Income Tax Statute (the “Tax Representative”) to act on its behalf  before the Tax Authority; (ii) within 15 days of the date on which the tax return relevant to the sale of GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock (as applicable) is filed or should have been filed, each Seller that is not a resident of Mexico will (1) appoint an Independent Accounting Firm to prepare an audited tax opinion (dictamen fiscal), which validates the calculation of the Income Tax to be paid for the sale of the GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock (as applicable); and (2) will submit to the Tax Authority the notification provided in Articles 263 and 204 of the Regulations of the Mexican Income Tax Statute (aviso de dictámen) and (iii) within the 30 day period following the date on which the tax return relevant to the sale of GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock (as applicable) is filed or should have been filed, each Seller that is not a resident of Mexico will file before the Tax Authority the audited tax opinion (dictamen fiscal) relevant to the sale of the GE Holding Stock, GE Consumo Stock and GEMSA Monterrey Stock (as applicable), with all the legal requirements provided in the Mexican Income Tax Statute and its Regulations.

(b) Each Seller that is not a resident of Mexico agrees to deliver to Purchaser, (i) promptly after the date provided for in clause (i) of Section 6.8(a), a copy of the appointment of the Tax Representative, (ii) promptly after the date provided for in clause (ii) of Section 6.8(a) above, a copy of the notice filed to the Tax Authority in terms of articles 263 and 204 of the Regulations of the Mexican Income Tax Statute (aviso de dictamen); and (iii) promptly after the date provided for in clause (iii) of Section 6.8(a), a copy of the relevant audited tax opinion (dictamen fiscal), stamped as filed with the Tax Authority.

(c) GECC shall indemnify and hold harmless the Purchaser Indemnitees on an After-Tax Basis from any Loss (i) associated with (A) any inaccuracy in or breach of the representations contained in Section 3.24, (B) any Seller’s failure to comply with its obligations under this Section 6.8 (including any Seller’s failure to pay applicable Mexican income taxes), or (ii) arising to the Purchaser or the Purchased Companies in connection with any responsibility assessed or with any audit or investigation carried out by any Tax Authority in connection with the matters addressed by this Section 6.8.  For the avoidance of doubt, the indemnity in this Section 6.8(c) shall not be subject to the provisions of Sections 12.2 or 12.11.

(d) In the event that any of the Purchaser or the Purchased Companies is required by any Tax Authority to provide documentation or other information related to the appointment by any Seller of the Tax Representative, in connection with such Seller’s residence for tax purposes or in connection with the information filed by such Seller with the Tax Authority or with compliance by such Seller with its obligations hereunder and under applicable Mexican tax laws, then such Seller shall timely deliver, assuming that the Purchaser timely notifies the Seller of the Tax Authority’s request, to the Purchaser or the Purchased Company (as applicable) all documentation and information requested by the relevant Tax Authority.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.1.          Confidentiality.  Prior to the Closing and after any termination of this Agreement, all confidential information provided to the Purchaser, its Affiliates or any of their respective representatives in connection with the Sale Transactions shall be subject to the confidentiality agreement dated November 26, 2009 between GECC and Banco Santander (Mexico), S.A., Insitucion de Banca Multiple, Grupo Financiero Santander (as amended, the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive termination of this Agreement but shall terminate upon the Closing.

7.2.          Sellers’ Access to Information.  From and after the Closing Date, the Purchaser will, and will cause the Purchased Companies to, provide to each Seller and its agents, reasonable access, during regular business hours upon reasonable advance notice, to its books of account, financial and other records (including accountant’s work papers) (other than tax records, which are addressed in the Tax Matters Agreement), information, employees and auditors to the extent necessary or useful for Sellers in connection with any audit, investigation, dispute or Legal Proceeding (other than a Legal Proceeding among the parties hereto in connection with the Sales Transactions) or any other reasonable business purpose relating to the Sellers’ former ownership of the Business; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of the Purchaser.  Sellers shall bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.  Notwithstanding the foregoing, the Purchaser shall not be required, unless the Sellers agree to a reasonably satisfactory protective arrangement, to (a) disclose any information if such disclosure would contravene any Law or result in a breach of any Contract to which the Purchaser or any Subsidiary thereof is a party; or (b) waive any privilege which the Purchaser or its Affiliates may possess in discharging its obligations pursuant to this Section 7.2.

7.3.          Use of GE Names and Marks.

(a) In order for the Purchased Companies to wind down their use of the GE Names and Marks, the Purchaser and its Affiliates (including, after the Closing, the Purchased Companies) shall have a limited, transitional, non-exclusive, non-transferable license (with no right to sublicense or to assign and with any such attempted assignment deemed null and void), for a period of ninety (90) days following the Closing Date or until the date on which this license may be terminated pursuant to Section 7.3(f) or 7.3(g), whichever is shorter (the “Trademark Transition Period”), to use the GE Names and Marks only in connection with the Business of the Purchased Companies as conducted on or prior to the Closing Date (and, with respect to products and services, only in connection with the products and services sold or otherwise commercialized by the Purchased Companies under or in connection with the GE Names and Marks in the conduct of the Business prior to the Closing), in each case in strict accordance with at least the same high standards observed immediately prior to the Closing Date by the Purchased Companies in the conduct of its Business, and subject to the following limitations:

(i) The license set forth in this Section 7.3(a) does not include a license to operate Internet web sites under domain names that include the GE Names and Marks.

(ii) The license set forth in this Section 7.3(a) is limited to the use of the GE Names and Marks in the identical form used by the Purchased Companies at or prior to the Closing Date; provided that such license shall cover any and all modifications to the form of the GE Names and Marks which the Purchaser and its Affiliates may be required by the Sellers or any of their Affiliates to use under the terms and conditions of this Section 7.3.  Under the license and rights granted herein, Purchaser and its Affiliates shall not use any of the GE Names and Marks in combination or close connection with, any other service mark, service name, trade name, trademark, design, logo or other word or design with which it was not used by the Business prior to the Closing Date; provided that, notwithstanding the foregoing, or the expiration of the Trademark Transition Period, nothing herein shall prevent Purchaser and its Affiliates from using the phrase “formerly known as” or the like in connection with promotional use of the GE Names and Marks, for a period of one (1) year following the Closing.

(iii) The Purchaser’s and its Affiliates’ use of the GE Names and Marks under the license granted in this Section 7.3(a) shall be subject to reasonable and customary quality control by the Sellers consistent with their past practices prior to the Closing Date, as communicated to the Purchaser and its Affiliates by written notice.

(iv) Upon the Sellers’ reasonable request, the Purchaser and its Affiliates will provide commercially reasonable cooperation to the Sellers in terminating any licenses granted by the Purchased Companies to customers with respect to use of the GE Names and Marks.

(v) During the Trademark Transition Period, the Purchaser and its Affiliates shall supply the Sellers with such information regarding their use of the GE Names and Marks, and provide such reasonable cooperation, in each case as may be reasonably requested for any purpose reasonably related to the maintenance, protection and/or enforcement of the GE Names and Marks.

(vi) In the event that the Purchaser and its Affiliates request (x) any extension of the Trademark Transition Period, (y) the right to use the GE Names and Marks in connection with any products and services not sold or otherwise commercialized by the Purchased Companies under or in connection with the GE Names Marks in the conduct of the Business prior to the Closing, and/or (z) the right to use the GE Names and Marks in any form other than that used by the Purchased Companies in the conduct of the Business prior to the Closing (except to the extent that they are required to do so by the Sellers), Sellers reserve the right to grant or deny such request in their sole discretion and, if granting such request, to require that the Purchaser and its Affiliates enter into a separate trademark license agreement with respect to any such extended period or modified or additional rights.

(b) The Purchaser agrees that, from and after the Closing Date, the Purchaser and its Affiliates will not expressly, or by implication, do business as or represent themselves as the Sellers or their Affiliates; provided that use of the GE Names and Marks during the Trademark Transition Period in accordance with the limited right set forth in Section 7.3(a) shall not, in and of itself, constitute a breach of the foregoing.  The Purchaser, for itself and as to its Affiliates, acknowledges and agrees that, except for the limited right set forth in Section 7.3(a), (i) immediately following the Closing, neither the Purchaser nor any of its Affiliates shall have any ownership or license rights in any of the GE Names and Marks, (ii) immediately following the Closing, the Purchaser and its Affiliates shall cease and discontinue all uses of the GE Names and Marks and any other trademarks that are confusingly similar to the trademark “GE” or the GE monogram logo, and (iii) the rights of the Purchased Companies to use the GE Names and Marks pursuant to the terms of any trademark agreements between the Sellers and their Affiliates, on the one hand, and the Purchased Companies and their Affiliates, on the other, shall terminate on the Closing Date.  Notwithstanding anything in this Section 7.3 to the contrary, nothing herein shall prevent, or be construed as preventing, the Purchaser or any of its Affiliates from making any use of any of the GE Names and Marks that constitutes a nominative fair use and/or non-infringing use of such GE Names and Marks.

(c) Promptly after the Closing Date, the Purchaser and its Affiliates shall make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any use of the GE Names and Marks from the corporate names, registered names or registered fictitious names of the Purchased Companies.

(d) The Purchaser, for itself and its Affiliates, acknowledges and agrees that, neither the Purchaser nor any of its Affiliates shall contest the validity, enforceability, registration or ownership of any rights of the Sellers or any of their Affiliates in or to any of the GE Names and Marks.  The Purchased Companies acknowledge and agree that, during the Trademark Transition Period, they shall not willingly do or cause to be done any act or thing disparaging or attacking the Sellers or any of the GE Names and Marks.  The Purchaser and its Affiliates agree that any and all goodwill, rights or interests that might be acquired by their use of the GE Names and Marks under the license granted in Section 7.3(a) shall inure to the sole benefit of Sellers and their Affiliates.  If the Purchaser, its Affiliates or any of the Purchased Companies has acquired or acquires (in each case by any means other than through (i) a valid Contract with a Third Party, (ii) a grant from the Sellers or any of their Affiliates to the Purchaser or any of its Affiliates (excluding the Purchased Companies), or (iii) a grant from the Sellers or any of their Affiliates to the Purchased Companies subsequent to the Closing Date) rights or interests in the GE Names and Marks, the Purchaser and its Affiliates hereby transfer, and shall execute any additional documents or instruments necessary or desirable to transfer, those rights or interests to Sellers or their Affiliates.

(e) For the avoidance of doubt, Sellers and their Affiliates retain the sole right to protect at their sole discretion the GE Names and Marks, including without limitation, deciding whether and how to file and prosecute applications to register the GE Names and Marks, whether to abandon such applications or registrations, whether to discontinue payment of any maintenance or renewal fees with respect to any such registrations, and whether to commence actions and proceedings in connection with infringement or other violations of the GE Names and Marks.  Notwithstanding anything in Section 7.3(a) to the contrary, if, during the Trademark Transition Period, (i) the Sellers receive written notice from a Third Party alleging that the use of any of the GE Names and Marks by the Purchaser and its Affiliates infringes, misappropriates or otherwise violates such Third Parties’ trademark rights, and (ii) the Sellers reasonably believe in good faith that a Proceeding based upon such allegations would lead to an adverse judgment against the Sellers or any of their Affiliates (or the Purchaser or any of its Affiliates), then, upon written notice from the Sellers, the Purchaser and its Affiliates shall, as promptly as possible, cease such allegedly infringing use of the affected GE Names and Marks (or otherwise promptly comply with the Sellers’ reasonable instructions for the modification of their use) as expressly set forth in such written notice from the Sellers; provided that the Sellers and their Affiliates shall similarly cease or modify their use of the affected GE Names and Marks to the extent that their activities are or would be covered by such Third Party allegations.

(f) In the event that the Purchaser or any of its Affiliates breaches in any material respect any covenant set forth in this Section 7.3, and the Sellers give the Purchaser written notice of such breach, the Purchaser or its Affiliates (as applicable) shall have thirty (30) calendar days from its receipt of such notice to remedy such breach.  If such breach is not remedied within such period, the Sellers shall have the right to terminate the trademark license set forth in Section 7.3(a) by giving the Purchaser written notice of such termination.

(g) The license set forth in Section 7.3(a) shall automatically terminate upon any of the following events:

(i) any merger or consolidation of the Purchaser with an unrelated Third Party save for with an Affiliate of the Purchaser or as required by Law or any regulatory authority;

(ii) the sale of all or substantially all of the assets of the Purchaser to an unrelated Third Party save to an Affiliate of the Purchaser or as required by Law or any regulatory authority;

(iii) a change of control of the Purchaser whereby any unrelated Third Party (excluding any Affiliates of the Purchaser) acquires fifty percent (50%) or more of the outstanding voting securities of the Purchaser or the power, directly or indirectly, to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of the Purchaser save where the change of control is required by Law or any regulatory authority;

(iv) The Purchaser (x) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief laws or similar laws in any other jurisdiction, which proceedings are not dismissed within sixty (60) calendar days; (y) makes a general assignment for the benefit of its creditors; or (z) ceases operations or is liquidated or dissolved; or

(v) The Purchaser or any of its Affiliates challenges the validity of any of the GE Names and Mark or seeks to register or claims the ownership of any of the GE Names and Marks.

(h) Notwithstanding anything in this Section 7.3 to the contrary, any and all actions which the Purchaser and/or any of its Affiliates are required to undertake under this Section 7.3 at the request of the Sellers or any of their Affiliates (including, (i)

the sending of samples to the Sellers in connection with the Sellers’ exercise of quality control under Section 7.3(a)(iii); (ii) the modification or updating of any of the GE Names and Marks; (iii) providing cooperation and/or information under Section 7.3(a)(iv) and/or 7.3(a)(v); (iv) executing assignments or taking other actions under the last sentence of Section 7.3(d); and/or (v) ceasing use of the GE Names and Marks on an expedited basis under Section 7.3(e)) shall be at the Sellers’ sole cost and expense, and the Sellers shall reimburse the Purchaser and its Affiliates for any and all reasonable costs and expenses incurred by any or them in connection with such request.

(i) The Sellers agree that, from and after the Closing Date, the Sellers and their Affiliates will not expressly, or by implication, do business as or represent themselves as the Purchaser or any of its Affiliates.  The Sellers, for themselves and as to their Affiliates, acknowledge and agree that (i) immediately following the Closing, neither the Sellers nor any of their Affiliates shall have any ownership or license rights in any of the Acquired Trademarks; (ii) the rights of the Sellers and their Affiliates to use the Acquired Trademarks pursuant to the terms of any trademark agreements between the Sellers and their Affiliates, on the one hand, and the Purchased Companies and their Affiliates, on the other, shall terminate on the Closing Date; (iii) neither the Sellers nor any of their Affiliates shall (x) contest the validity, enforceability, registration or ownership of any rights of the Purchaser or any of its Affiliates in or to any of the Acquired Trademarks, or (y) during the Trademark Transition Period, willingly do or cause to be done any act or thing disparaging or attacking the Purchased Companies or any of the Acquired Trademarks; and (iv) immediately following the Closing, the Sellers and their Affiliates shall cease and discontinue all uses of the Acquired Trademarks in Mexico.  Notwithstanding anything in this Section 7.3(i) to the contrary, nothing herein shall prevent, or be construed as preventing, the Sellers or any of their Affiliates from making any use of any of the Acquired Trademarks that constitutes a nominative fair use and/or non-infringing use of such Acquired Trademarks.

7.4.          Monthly Reports.  From and after the Closing, the Purchaser shall provide GECC with monthly status reports with respect to each Loan File identified by the Sellers pursuant to Section 5.6 as missing a Mortgage Loan Contract, setting forth any such corresponding Loans in respect of which any payment of principal or interest is past due by more than 30, 60, 90 or 180 days; provided that the Purchaser’s obligations under this Section 7.4 shall terminate upon the termination of GECC’s indemnity obligations pursuant to Section 12.1(b). For the avoidance of doubt, absent willful breach, the failure to comply with this covenant (including any error in any such report) shall not affect the indemnity obligations of GECC pursuant to Article XII.

ARTICLE VIII

EMPLOYEE MATTERS

8.1.          Employment of Continuing Employees.

(a) Prior to the Closing, Sellers shall effect an “employer substitution”

whereby NewCo GEMSA Mexico shall be substituted as the legal employer of the Service Company Business Employees employed by GEMSA Mexico (as set forth in Schedule 3.13(d)) who remain employed by GEMSA Mexico on the date of such transaction (the “Employer Substitution”); provided that NewCo GEMSA Mexico shall administer and deliver at least one regularly scheduled payroll package prior to the Closing Date.  The Employer Substitution shall be effectuated in accordance with Law.

(b) Not more than 20 and not less than 10 days prior to the Closing, Sellers shall provide Purchaser with an updated version of Schedule 3.13(d), which shall reflect the Employer Substitution, any terminations of employment, new employee hires or changes to the employee information otherwise contained therein; provided that there shall be no change to the classification of an employee as a Core Employee or Non-Core Employee after the date hereof without the prior written consent of the Purchaser (such employees listed in the updated Schedule 3.13(d), the “Business Employees”).  At the Closing, Sellers shall provide the name of each Business Employee and all other information previously disclosed on an aggregated (or other anonymous) basis to protect personally identifiable information including, without limitation, the Retention Liabilities with respect to each Business Employee.  The parties intend that there will be continuity of employment with respect to the Business Employees.  Business Employees who are employed by GEMSA Monterrey and NewCo GEMSA Mexico as of the Closing shall be treated as “Continuing Employees” when they commence work with the Purchaser or any of its Affiliates.

(c) Each Continuing Employee shall be entitled to receive, while in the employ of the Purchaser or its Affiliates during the period commencing on the Closing Date and ending 12 months thereafter (the “Relevant Period”), salary, wages, vacation, incentive and bonus compensation opportunities (other than equity-based compensation), and employee benefits other than those set forth in Schedule 8.1(c) that are equal to or better than those in effect for the Continuing Employees on the date hereof.  This Section 8.1(c) shall not limit in any manner the ability of Purchaser or its Affiliates to terminate a Continuing Employee’s employment at any time, nor should it be construed to guarantee employment (or compensation following termination of employment, except as set forth in Section 8.1(d)) to any Continuing Employee for any period.

(d) Except as set forth below, during the Relevant Period, the Purchaser shall, or shall cause its Affiliates to, provide severance benefits to any Continuing Employee who is laid off or terminated (following the Closing, in each case) in an amount that is equal to or greater than the severance benefits that the employee would have been entitled to pursuant to, and under circumstances consistent with the terms of, the applicable Employee Benefit Plans as in effect on the date hereof as set forth in Schedule 3.12(a), with the amount of such benefits to be calculated, however, on the basis of the employee’s compensation and service at the time of the layoff or other termination.  Sellers and their Affiliates shall be responsible for any Liabilities related to any severance, termination, indemnity, redundancy or any similar payment (i) with respect to any Business Employee who does not become a Continuing Employee; (ii)

payable in connection with the Employer Substitution; (iii) triggered by the Sale Transactions and (iv) payable to any Non-Core Employees terminated during the period commencing on the Closing Date and ending 90 days following the cessation of services provided by Purchaser pursuant to the Transition Servicing Agreement.

(e) The Purchaser shall, or shall cause its Affiliates to, credit Continuing Employees for service earned on and prior to the Closing Date with the Service Companies, in addition to service earned with the Purchaser or its Affiliates, as applicable, on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance or benefits under any Employee Benefit Plan on or after the Closing Date; and (ii) for such additional purposes as may be required by Law.

(f) During the Relevant Period, the Purchaser shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Continuing Employees and their eligible dependents so as not to exclude from coverage any pre-existing conditions that would have been eligible for coverage under the Employee Benefit Plans at the Closing Date.  The Purchaser shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Continuing Employees, deductible and out-of-pocket expenses paid by Continuing Employees and their respective dependents under the Sellers’ or their Affiliates’ health plans in the calendar year in which the Closing Date occurs.

(g) Schedule 8.1(g) sets forth the estimated aggregate Liabilities of GECC or its Affiliates with respect to Continuing Employees arising under, or pursuant to, the GE Capital Restructuring Operations Retention Program (the “GECC Retention Program”) or the GE Money Mexico – Reward for Retention Program (2010-2011) (together with the GECC Retention Program, the “Retention Programs”) and the individual retention agreements executed pursuant thereto (collectively, the “Retention Agreements” and together with the Retention Programs, the “Retention Liabilities”), including, for the avoidance of doubt, the payment of the pro rated and banked portions of any Annual Award (as defined in the Retention Agreements executed pursuant to the GECC Retention Program).  Prior to the Closing, the Sellers shall provide the Purchaser with such additional information regarding the Retention Liabilities as the Purchaser may reasonably request, provided that any such information shall be disclosed on an aggregated (or other anonymous) basis to protect the personally identifiable information of the participants in the Retention Program.  At least three days prior to the Closing, Sellers shall provide an updated Schedule 8.1(g) to reflect changes to the estimated Retention Liabilities.  The Retention Liabilities shall be paid by the Purchaser or its Affiliates as they become due and payable.  On the Adjustment Date, or for Retention Liabilities not yet due and payable on the Adjustment Date, within five (5) Business Days of any such payment, (i) if 50% of the Retention Liabilities paid by the Purchaser exceeds the amount accrued therefor in the calculation of Closing Net Assets (as finally determined pursuant to Section 2.5), the Sellers or their Affiliates shall reimburse Purchaser for the amount of such difference, and (ii) if the amount accrued for Retention

Liabilities in the calculation of Closing Net Assets (as finally determined pursuant to Section 2.5) exceeds 50% of the Retention Liabilities paid by the Purchaser, Purchaser or its Affiliates shall reimburse the Sellers for the amount of such excess; provided that any payment made pursuant to clause (i) or (ii) above shall be treated as an adjustment of the Purchase Price.  For the avoidance of doubt, Sellers and their Affiliates shall assume exclusive responsibility for all Retention Liabilities with respect to any Service Company Business Employee who is not a Continuing Employee whether such Liabilities arise or become payable prior to, on, or following the Closing Date.

(h) Without limiting Purchaser’s obligations under this Article VIII with respect to the Continuing Employees, this Article VIII shall not (i) be treated as an amendment of, or undertaking to amend any employee benefit plan in which Purchaser’s employees participate; (ii) prohibit Purchaser or any of its Affiliates from amending any employee benefit plan in which Purchaser’s employees participate, including any Employee Benefit Plans maintained by the Purchased Companies; (iii) be construed to limit in any way the ability of Purchaser or its Affiliates to terminate the employment of any employee (including the Continuing Employees) at any time and for any reason or (iv) confer upon any current or former employee of Seller or its Affiliates (including the Continuing Employees) or any other Person any right to employment for any specified period of time.

8.2.          Impermissibility; Good Faith.  In the event that any provision contained in this Article VIII is not permissible under any Law or practice, the Purchaser agrees that it shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of this Article VIII.

8.3.          Non-Solicitation of Employees.

(a) For a period of twelve (12) months following the Closing Date, the Purchaser agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or offer employment to, or employ (i) any individual who occupies, or at any time during the preceding twelve months occupied, a position assigned to the senior professional band or higher position working on matters relating to the Business; or (ii) the following individuals who are working in connection with the provision of services to the Purchaser pursuant to the Ancillary Transaction Agreements: Ketan Majmudar, Pat Beckwith, Aneek Mamik, Robert Seltzer or Garry Frew; provided that this Section 8.3(a) shall not preclude the hiring of any such individual (i) who is a Business Employee; (ii) who respond to general solicitations or advertisements not specifically directed at such Persons; (iii) who approach the Purchaser or its Affiliate, as applicable, without any solicitation or encouragement by the Purchaser or its Affiliates; or (iv) whose employment is terminated by the Sellers or their Affiliates, as applicable, in Mexico.

(b) For a period of twenty-four (24) months following the Closing Date, each Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit within Mexico, (ii) offer employment in Mexico to, or (iii) employ, in Mexico, any Continuing Employees; provided that this Section 8.3(b) shall not preclude the hiring of any such Continuing Employees (x) assigned to a position below the leadership professional band on the date hereof who respond to general solicitations or advertisements not specifically directed at such Persons or (y) whose employment is terminated by the Purchaser or its Affiliates, as applicable.

(c) Each of the Sellers and Purchaser acknowledge that the other party would be irreparably harmed by any breach of this Section 8.3 and that there would be no adequate remedy at law or in damages to compensate the harmed party for any such breach.  In the event of a breach of this Section 8.3, the Sellers and the Purchaser agree that each shall be entitled to injunctive or similar relief, to the greatest extent permitted under Law, requiring specific performance of this Section 8.3.

8.4.          Cooperation and Assistance.

(a) Prior to the Closing Date, the Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to maintain good employee relations with the Business Employees in the ordinary course consistent with past practice and to facilitate communications with and periodically update the Purchaser regarding any material issues that relate to the Business Employees.  Purchaser and Sellers shall cooperate in communications with Business Employees with respect to matters related to or arising in connection with the Sale Transactions.  The Sellers shall facilitate a monthly forum for discussions regarding the orderly transition of the Purchased Companies from the Sellers to the Purchaser between the Purchaser or its representatives and those Service Company Business Employees reasonably requested in advance of such forum by the Purchaser, which forum shall be conducted according to an agenda approved by the Sellers in advance of such forum.  Sellers shall, and shall cause their respective Affiliates to, cooperate with Purchaser to provide such information regarding the Continuing Employees as may be necessary to effect the transactions contemplated by this Article VIII, including providing information and data relating to employee benefits and employee plan coverages.

(b) The Purchaser and the Sellers shall, and shall cause their Affiliates to, permit Continuing Employees and employees of the Sellers and their Affiliates to provide such assistance as may be required in respect of claims against the Purchaser, the Sellers, their respective Affiliates or the Service Companies, whether asserted or threatened, to the extent that, (i) any such employee has knowledge of relevant facts or issues; or (ii) any such employee’s assistance is reasonably necessary in respect of any such claim.

(c) The parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) which represent employees affected by the Sale Transactions.

8.5.          Employee Data Protection.

(a) “Sellers’ Personal Data” includes any information relating to an identified or identifiable Business Employee or other Sellers’ personnel that (i) is obtained by the Purchaser from the Sellers or any of their Affiliates or representatives; (ii) is processed by the Purchaser on behalf of the Sellers; (iii) pertains to the Sellers’ personnel; or (iv) is created by the Purchaser based on (i), (ii), or (iii) above.

(b) During the period commencing on the date hereof and ending on the Closing Date, the Purchaser and the Sellers shall, and shall cause their respective Affiliates to, comply with all Laws regarding the maintenance, use, sharing or processing of the Sellers’ Personal Data, including, but not limited to (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Closing Date; and (ii) taking any other steps necessary to ensure compliance with local data protection Laws.

(c) During the period commencing on the date hereof and ending on the Closing Date, the Purchaser shall, and shall cause its Affiliates to, share and otherwise process the Sellers’ Personal Data only on a need-to-know basis, only as legally permitted and to the extent necessary to perform their obligations under the Ancillary Transaction Agreements or the Sellers’ further written instructions or to operate the Business.  The Purchaser shall use technical and organizational measures consistent with those currently employed by the Purchaser in the ordinary course of business to ensure the security and confidentiality of the Sellers’ Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss.  The Purchaser agrees that, before the Closing Date, it shall not disclose any Seller’s Personal Data to Third Parties without the express written approval of the Sellers or unless required by applicable Law.  The Purchaser shall promptly inform the Sellers of any breach of this Section 8.5 which would reasonably be expected to have material damages unless prohibited from doing so by Law.

8.6.          No Third Party Beneficiaries.  Nothing in this Article VIII expressed or implied shall confer upon any current or former employee of the Service Companies or upon any representative of any such Person, or upon any collective bargaining agent, any rights or remedies, including any Third Party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

The obligation of the Purchaser to consummate the Closing on the Closing Date shall be subject to the satisfaction, or waiver by the Purchaser, of the following conditions:

9.1.          Accuracy of Representations and Warranties.  (a) Each of the representations and warranties of the Sellers contained in Sections 3.2(a), 3.2(b), 3.3 and 3.8(b) shall be true and correct in all respects, in each case as of the Closing Date as though made on the Closing Date, (b) each of the representations and warranties of the Sellers contained in Sections 3.2(c), 3.2(d) and 3.2(e) shall be true and correct in all material respects, in each case as of the Closing Date as though made on the Closing Date, and (c) each of the other representations and warranties of the Sellers contained herein and in the Ancillary Transaction Agreements shall be true and correct (disregarding all materiality and Material Adverse Effect qualifiers), in each case as of the Closing Date as though made on the Closing Date (provided, that those representations and warranties that speak only as of a specified date shall be true and correct only as of such specified date), except in the case of this clause (c) where the breaches of any such representations and warranties, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.2.          Performance of Covenants.  The Sellers have performed and complied with in all material respects the covenants and provisions of this Agreement and the Ancillary Transaction Agreements required to be performed or complied with by them between the date hereof and the Closing Date.

9.3.          Consents.  All consents, approvals, waivers or Permits which are set forth in Schedule 9.3  shall have been obtained and shall be in full force and effect without any condition or requirement that would reasonably be expected to have, individually or in the aggregate, a material impact on the Purchased Companies, the Purchased Assets or the Business, taken as a whole.

9.4.          Closing Deliveries.  The Sellers shall have delivered each of the certificates and other documents listed in Section 11.1.

9.5.          No Legal Impediment.  No Law shall prohibit the consummation of the Closing and there shall not be pending any Legal Proceeding by any Governmental Body, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Sellers or any of their respective Affiliates of all or any material portion of the Purchased Assets, the Purchased Companies, the Business or the business or assets of the Purchaser or any of its Affiliates or (ii) seeking to require divestiture or disposal by the Purchaser or any of its Affiliates of any Purchased Asset, any assets of the Purchased Companies or the Business or any business or assets of the Purchaser or any of its Affiliates.

9.6.          No Material Adverse Effect.  Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.7.          Restructuring.  The Restructuring shall have been completed in accordance with Section 6.3.

ARTICLE X

CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATIONS

The obligation of the Sellers to consummate the Closing on the Closing Date shall be subject to the satisfaction, or waiver by the Sellers, of the following conditions:

10.1.        Accuracy of Representations and Warranties.  (a) The representations and warranties of the Purchaser contained in Section 4.2 shall be true and correct in all respects, in each case as of the Closing Date as though made on the Closing Date, and (b) each of the other representations and warranties of the Purchaser contained herein shall be true and correct in each case as of the Closing Date as though made on the Closing Date (provided that those representations and warranties that speak only as of a specified date shall be true and correct only as of such specified date), except in the case of this clause (b) where the breaches of any such representations and warranties, in the aggregate, would not reasonably be expected to materially impair the Purchaser’s ability to effect the Closing.

10.2.        Performance of Covenants.  The Purchaser shall have performed and complied with in all material respects the covenants and provisions of this Agreement and the Ancillary Transaction Agreements required to be performed or complied with by it between the date hereof and the Closing Date.

10.3.        Consents.  All consents, approvals, waivers or Permits which are set forth in Schedule 10.3 shall have been obtained.

10.4.        Closing Deliveries.  The Purchaser shall have delivered each of the certificates and other documents listed in Section 11.2.

10.5.        No Legal Impediment.  No Law shall prohibit the consummation of the Closing and there shall not be pending any Legal Proceeding by any Governmental Body seeking to restrain or prohibit the Sale Transactions.

ARTICLE XI

CLOSING DELIVERIES

11.1.        Deliveries by the Sellers to the Purchaser.  At the Closing, the Sellers shall deliver to the Purchaser the following:

(a) the Certificates, in genuine and unaltered form, in each case duly endorsed in favor of the corresponding designee of the Purchaser and otherwise presented as required in order to validly transfer title in and to the Equity Interests;

(b) a copy of the entry in the stock ledger of the Purchased Companies, as the case may be, evidencing the annotation of the designees of the

Purchaser as the new owners of the Equity Interests (duly certified as true and correct by the Secretary of each of the Purchased Companies);

(c) the minutes, corporate books and share registries of the Purchased Companies;

(d) satisfactory evidence of the resignation of the members of the Board of each of the Purchased Companies as the Purchaser may request;

(e) a certificate of a duly authorized officer of each Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser, setting forth evidence of the authorization and approval of such Seller’s execution and delivery of this Agreement and consummation of the Sale Transactions;

(f) duly executed copies of the IP License Agreement, the Mexican Asset Transfer Agreement and the GE Home Lending Transitory Loan Servicing Agreement;

(g) documentary evidence reasonably satisfactory to the Purchaser evidencing the completion of the Restructuring in compliance with Section 6.3;

(h) a certificate signed by an officer of each of the Sellers to the effect that the conditions specified in Sections 9.1 and 9.2 have been satisfied;

(i) copies of all consents, approvals, waivers or Permits which are set forth on Schedule 9.3;

(j) one or more payoff letters, in form and substance reasonably satisfactory to the Purchaser, evidencing that, upon the payments by the Purchaser pursuant to Section 2.4, all principal, premium, if any, interest, fees or other amounts due or outstanding under the Intercompany Debt shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released;

(k) an opinion letter signed by the Sellers’ counsel to the effect that Sections 3(b) and 4 of the Tax Matters Agreement are legal, valid, and binding obligations upon the Sellers which may be enforced against them, subject to the Bankruptcy Exception; and

(l) all documentation (including appropriate bills of sale, endorsements, assignments and transfer agreements) reasonably necessary to vest in Purchaser all right, title and interest in, to and under the Purchased Assets.

11.2.        Deliveries by the Purchaser to the Sellers.  At the Closing, the Purchaser shall deliver to the Sellers the following:

(a) the Estimated Purchase Price in accordance with Section 2.4(a);

(b) a certificate of a duly authorized officer of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers, setting forth the resolutions of the applicable governing body of the Purchaser authorizing the execution and delivery of this Agreement and the consummation of the Sale Transactions, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(c) duly executed copies of the IP License Agreement, the Mexican Asset Transfer Agreement and the GE Home Lending Transitory Loan Servicing Agreement;

(d) a certificate signed by an officer of the Purchaser to the effect that the conditions specified in Sections 10.1 and 10.2 have been satisfied; and

(e) copies of all consents, approvals, waivers or Permits which are set forth on Schedule 10.3.

ARTICLE XII

INDEMNIFICATION AND RELATED MATTERS

12.1.        Indemnification by GECC.

(a) GECC hereby agrees from and after the Closing, to indemnify and hold the Purchaser Indemnitees harmless (on an After-Tax Basis) from and against any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any Purchaser Indemnitee arising out of, based upon, attributable to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Sellers in this Agreement or, without duplication, the Mexican Asset Transfer Agreement as of the date hereof or on and as of the Closing Date as though made on the Closing Date (or with respect to representations and warranties that are made as of a specific date, any inaccuracy in or breach of such representation or warranty as of such date), determined (except in the case of Sections 3.5 and 3.7) without regard to any qualification or exception contained therein (other than monetary thresholds) relating to materiality or Material Adverse Effect; or

(ii) any breach of any covenant of the Sellers contained in this Agreement or the Mexican Asset Transfer Agreement.

(b) GECC hereby agrees from and after the Closing to indemnify and hold the Purchaser Indemnitees harmless (on an After-Tax Basis) from and against any and all Losses (as specified below) imposed on, sustained, incurred or suffered by, or asserted against, any Purchaser Indemnitee arising out of, based upon, attributable to or resulting from the absence of a Mortgage Loan Contract (or a certified replacement copy thereof) from the applicable Loan File as of the Closing, relating to a Loan that as of the

Closing is, or following the Closing becomes, delinquent by 270 days or more (a “Document Defect”).  Notwithstanding the foregoing, GECC shall have no liability pursuant to this Section 12.1(b) if it delivers to Purchaser a Mortgage Loan Contract (or a certified replacement copy thereof), within a period of 90 days after any Purchaser Indemnitee notifies GECC in writing of the applicable Loan becoming delinquent by 180 days or more. The measure of Losses for which GECC shall be liable under this section with respect to each Document Defect shall be equal to the amounts due and owing under the applicable defaulted Loan together with the reasonably related Third Party costs and expenses incurred by the applicable Purchaser Indemnitee to the extent resulting from such Document Defect; provided that if, notwithstanding such Document Defect, the applicable Purchaser Indemnitee has a valid and enforceable unsecured claim for the full amounts due and owing under the applicable defaulted Loan, then the measure of Losses for which GECC shall be liable shall instead be equal to the market value of the Loan Collateral securing the applicable delinquent Loan (as shall be determined by an independent appraisal of such Loan Collateral dated no more than thirty (30) days from the date of the Notice of Claim delivered with respect to the applicable Document Defect) together with the reasonably related Third Party costs and expenses incurred by the applicable Purchaser Indemnitee to the extent resulting from such Document Defect.  In the event GECC makes any indemnification payment pursuant to this Section 12.1(b) (other than a payment with respect to a Document Defect of the type described in the proviso to the immediately preceding sentence), the Purchaser shall cause the Loan with respect to which the payment was made to be transferred to GECC or its designee, together with the related Loan Documents, Loan Collateral and Loan File.

(c) GECC hereby agrees from and after the Closing to indemnify and hold the Purchaser Indemnitees harmless (on an After-Tax Basis) from and against any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any Purchaser Indemnitee arising out of, based upon, attributable to or resulting from:

(i) any Excluded Liability;

(ii) any Excluded Asset;

(iii) any Restructured Excluded Asset;

(iv) any Restructured Excluded Liability;

(v) any Specified Employee Liability; or

(vi) any Liability set forth on Schedule 12.1(c).

12.2.        Limitations of Liability.  Notwithstanding Section 12.1 above or Section 12.3 below:

(a) the amount of any Losses payable by any party under this Article XII shall be net of any amounts actually recovered by the indemnified party pursuant to any contract to which it is a party, any applicable insurance coverage and any amounts otherwise actually recovered from any Third Party based on any claims that the indemnified party may have against such Third Parties, in each case with respect to such Loss, provided that (i) the indemnified party shall pursue in good faith collections of any amounts available under such insurance coverage and from any Third Party alleged to be responsible, (ii) that indemnity claims hereunder may be initiated prior to initiating any claims under clause (i) above and (iii) the full indemnifiable amount shall be deemed payable, regardless of whether a claim under clause (i) shall have been initiated;

(b) the obligation of GECC to indemnify the Purchaser Indemnitees for any Loss pursuant to Section 12.1 which falls within a specific category of reserves included in the calculation of Closing Net Assets (as finally determined pursuant to Section 2.5) shall be effective and GECC shall be liable, only in respect of the amount by which such Loss, when aggregated with all other Losses that fall within such category, exceeds the amount of such reserves;

(c) GECC shall not be liable for individual claims pursuant to Section 12.1(a)(i) of this Agreement unless the claim for the associated Loss exceeds MXN 312,500 (the “De Minimis Exclusion”); provided that the De Minimis Exclusion shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in Section 3.1, 3.2(a), 3.2(d), 3.2(e), 3.3 or 3.9 or the first sentence of Section 3.8(a);

(d) GECC shall not be liable for any Losses under Section 12.1(a)(i) of this Agreement except to the extent that the aggregate amount of such Losses (excluding Losses in respect of claims that do not exceed the De Minimis Exclusion) exceeds MXN 160,000,000 (the “Deductible”); provided that the Deductible shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in Section 3.1, 3.2(a), 3.2(d), 3.2(e), 3.3 or 3.9 or the first sentence of Section 3.8(a);

(e) subject to Section 12.2(g) below, the aggregate indemnity obligation of GECC pursuant to Section 12.1(a)(i) of this Agreement with respect to any inaccuracy in or breach of (i) any representation or warranty set forth in Section 3.1, 3.2(a), 3.2(d), 3.2(e), 3.3 or 3.9 or the first sentence of Section 3.8(a) shall not exceed MXN 25,000,000,000 and (ii) any other representation or warranty shall not exceed MXN 2,500,000,000;

(f) subject to Section 12.2(g) below, the aggregate indemnity obligation of GECC pursuant to Section 12.1(b) shall not exceed MXN 5,000,000,000, provided that if the aggregate amount of principal and accrued interest for the Continuing Document Defective Loans as of the second anniversary of the Closing Date is equal to or less than 2% of the aggregate amount of principal and accrued interest for the Loans as of the Closing Date, then the indemnity obligation of GECC pursuant to Section 12.1(b) shall terminate and have no further force and effect from and after the second anniversary of the Closing Date.  If the aggregate amount of principal and accrued interest for the Continuing Document Defective Loans as of the second anniversary of the Closing Date is greater than 2% of the aggregate amount of principal and accrued interest for the Loans as of the Closing Date, then the aggregate indemnity obligation of GECC pursuant to

Section 12.1(b) from and after the second anniversary of the Closing Date shall not exceed the difference between (i) the aggregate amount of principal and accrued interest for the Continuing Document Defective Loans as of the second anniversary of the Closing Date and (ii) 2% of the aggregate amount of principal and accrued interest for the Loans as of the Closing Date;

(g) notwithstanding anything to the contrary herein or in the Tax Matters Agreement, in no event shall the aggregate obligation to indemnify the Purchaser Indemnitees pursuant to Article XII of this Agreement, Section 4 of the Tax Matters Agreement and the Mexican Asset Transfer Agreement exceed MXN 25,000,000,000;

(h) GECC shall have no obligation pursuant to Section 12.1(a)(i) to indemnify any Purchaser Indemnitee for any Loss in respect of any Document Defect, it being understood that any such claims for indemnification may only be made pursuant to Section 12.1(b);

(i) no indemnifying party shall be liable for any Loss which is contingent, unless and until such contingent Loss becomes an actual Loss of the indemnified party which is due and payable;

(j) the obligation of any indemnifying party to indemnify for any Losses pursuant to Section 12.1(a)(i) or 12.3(a) shall be effective and such indemnitors shall be liable only to the extent a notice of claim (a “Notice of Claim”) is delivered with respect to such Loss within the applicable Warranty Survival Period specified in Section 12.9;

(k) the Purchaser shall not be liable for individual claims pursuant to Section 12.3(a) of this Agreement unless the claim for the associated Loss exceeds the De Minimis Exclusion; provided that the De Minimis Exclusion shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in Section 4.1 or 4.2;

(l) the Purchaser shall not be liable for any Losses under Section 12.3(a) of this Agreement except to the extent that the aggregate amount of such Losses (excluding Losses in respect of claims that do not exceed the De Minimis Exclusion) exceeds the Deductible; provided that the Deductible shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in Section 4.1 or 4.2;

(m) the aggregate indemnity obligation of the Purchaser pursuant to Section 12.3(a) of this Agreement with respect to any inaccuracy in or breach of (i) any representation or warranty set forth in Section 4.1 or 4.2 shall not exceed MXN 25,000,000,000 and (ii) any other representation or warranty set forth in Article IV shall not exceed MXN 2,500,000,000; and

(n) notwithstanding anything to the contrary herein or in the Tax Matters Agreement, in no event shall the aggregate indemnity obligation of the Purchaser pursuant to Article XII of this Agreement, Section 4 of the Tax Matters Agreement and the Mexican Asset Transfer Agreement exceed MXN 25,000,000,000.

12.3.        Indemnification by the Purchaser.  The Purchaser hereby agrees from and after the Closing to indemnify and hold harmless (on an After-Tax Basis) the Sellers, their Affiliates and the officers, directors, partners, employees, representatives and agents of any of the foregoing (the “Seller Indemnitees”) from and against any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any Seller Indemnitees arising out of, based upon, attributable to or resulting from:

(a) any breach on the part of the Purchaser of any representation or warranty contained in this Agreement (determined without regard to any qualification or exception contained therein (other than monetary thresholds) relating to materiality or material adverse effect);

(b) any breach of any covenant of the Purchaser contained in this Agreement;

(c) any Assumed Liability; or

(d) any Liability of the Sellers or their Affiliates relating to the Continuing Employees for the period following the Closing Date, to the extent such Liability is not a Specified Employee Liability or expressly retained by Sellers in Section 8.1.

12.4.        Procedures for Indemnification for Third Party Claims.

(a) In the case of any Legal Proceeding brought by a Third Party (a “Third Party Claim”), whenever a claim shall arise for indemnification under Sections 12.1 or 12.3, as the case may be, the party entitled to indemnification (the “Indemnified Party”) shall promptly upon the Indemnified Party having actual knowledge of such claim deliver a Notice of Claim to the party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim.  Failure to promptly notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability it may have under Sections 12.1 or 12.3, as the case may be, except to the extent such failure results in a lack of or delay in actual notice to the Indemnifying Party and such Indemnifying Party shall have been actually prejudiced by such failure; provided that the fees and expenses of any consultants, attorneys, accountants or other Persons incurred by such Indemnified Party prior to the date of such notice (but after the Indemnified Party had actual knowledge of such claims) shall be solely for the account of the Indemnified Party and not the Indemnifying Party.

(b) Subject to Section 12.4(e), the Indemnifying Party may, at its sole cost and expense, assume the defense of a Third Party Claim for which indemnification is sought hereunder using counsel of recognized standing in the applicable jurisdiction and which is reasonably satisfactory to the Indemnified Party; provided that prior to assuming such defense, the Indemnifying Party shall have first acknowledged based on the facts then known that it would have an indemnity obligation for Losses resulting from such Third Party Claims as provided under this Article XII (it being understood that the Indemnifying Party shall be permitted to revoke such acknowledgement based on facts subsequently learned).

(c) Subject to the provisions of Section 12.4(b), if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the defense thereof; provided, however, that no settlement or entry of judgment shall be made without the prior written consent of the Indemnified Party if such settlement or entry of judgment (i) provides for injunctive or other non-monetary relief affecting the conduct of the business of the Indemnified Party or any other Purchaser Indemnitee or Seller Indemnitee, as applicable, or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party and the other Purchaser Indemnitees or Seller Indemnitees, as applicable, of an irrevocable release from all Liability with respect to such Third Party Claim; and provided further, that subject to the provisions of Section 12.4(b), the Indemnified Party may participate in the defense of any such Third Party Claim with the counsel of its choice without any right of control thereof at its own expense (unless, in the reasonable judgment of counsel to the Indemnified Party, there is a legal conflict of interest between the Indemnified Party and the Indemnifying Party, in which case the reasonable fees and expenses of separate counsel to the Indemnified Party shall be borne by the Indemnifying Party.

(d) The Indemnified Party shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(e) If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with the terms hereof within twenty (20) calendar days following receipt of notice of the Third Party Claim from the Indemnified Party, then, in addition to any other right or remedy it may have hereunder, the Indemnified Party may defend, at the Indemnifying Party’s expense, against such Third Party Claim with counsel of its own choosing and in such manner as it may deem appropriate, including, without limitation, settling or paying in full such Third Party Claim (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party therefor in accordance with the provisions of this Article XII.

(f) Notwithstanding anything in this Section 12.4 to the contrary, the Sellers and the Purchaser agree to cooperate, and use their respective commercially reasonable efforts to cause their Affiliates to cooperate, with each other in all reasonable respects with respect to the defense or prosecution of any Third Party Claim, and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

12.5.        Mitigation of Losses.  The parties hereto shall take all reasonable steps and give all reasonable assistance to avoid or mitigate any Losses in respect of any Third Party Claim under this Agreement to the extent required by Law.

12.6.        Other Recovery.

(a) If any Purchaser Indemnitee or Seller Indemnitee recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates such Purchaser Indemnitee or Seller Indemnitee (in whole or in part) with respect to a Loss which is the subject matter of any claim for indemnification under Section 12.1 or 12.3 of this Agreement, the Purchaser Indemnitee or Seller Indemnitee, as applicable, shall notify the indemnifying party and shall take all reasonable steps to enforce such recovery requested by the indemnifying party in writing (at the indemnifying party’s expense) and any actual recovery shall reduce or satisfy, as the case may be, such Loss to the extent of such recovery (less any reasonable costs and expenses incurred in obtaining such recovery); provided that such recovery shall not so reduce the amount of Losses with respect to which such Purchaser Indemnitee or Seller Indemnitee, as applicable, is entitled pursuant to this Article XII to the extent that the limitations set forth in this Article XII would reasonably be expected to impede such Purchaser Indemnitee or Seller Indemnitee, as applicable, from receiving full compensation for all Losses arising out of, based upon, attributable to or resulting from such claim.

(b) If GECC or the Purchaser have paid an amount in discharge of any claim for indemnification under Section 12.1 or 12.3 of this Agreement, and any Purchaser Indemnitee or Seller Indemnitee subsequently recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates such Purchaser Indemnitee or Seller Indemnitee (in whole or in part) with respect to a Loss which was the subject matter of such claim for indemnification, the Purchaser or the Sellers shall, or shall cause the relevant Purchaser Indemnitee or Seller Indemnitee, to take all steps as the indemnifying party may reasonably require (at the indemnifying party’s expense) to enforce such recovery and to pay to GECC or the Purchaser, as applicable, as soon as practicable after receipt an amount equal to (i) any sum recovered from the Third Party less any costs and expenses incurred in obtaining such recovery or, if less, (ii) the amount previously paid by GECC or the Purchaser, as applicable, to such Purchaser Indemnitee or Seller Indemnitee less any applicable Taxes; provided that the amount of any payment obligation pursuant to this Section 12.6(b) shall be reduced to the extent that the Purchaser Indemnitee or Seller Indemnitee, as applicable, was not fully compensated for all Losses arising out of, based upon, attributable to or resulting from such claim by virtue of the limitations set forth in this Article XII.

(c) Neither the Purchaser nor any Purchaser Indemnitee shall be entitled to recover from GECC under this Agreement more than once with respect to the same Losses imposed on, sustained, incurred or suffered by, or asserted against, any Purchaser Indemnitee.  For the avoidance of doubt, no Purchaser Indemnitee shall be entitled to an indemnification payment under this Article XII in respect of any matter to the extent that such matter is included in the calculation of Closing Net Assets (as finally determined pursuant to Section 2.5), excluding reserves (which are the subject of Section 12.2(b)).

12.7.        Investigation.  In connection with any matter or circumstance that may give rise to a Third Party Claim against the Sellers or Purchaser under this Agreement, the Purchaser and the Sellers shall allow, and shall cause the relevant Purchaser Indemnitees or Seller Indemnitees, as applicable, to allow, the Sellers, Purchaser and their respective financial, accounting or legal advisors to investigate the matter or circumstance alleged to give rise to such Third Party Claim and whether and to what extent any amount is payable in respect of such Third Party Claim and the Purchaser and the Sellers shall use their respective commercially reasonable efforts to disclose to each other all material of which such party is aware which is within such party’s possession or control and relates to the Third Party Claim, and shall cause the Purchaser Indemnitees or Seller Indemnitees, as applicable, to give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, account, documents and records, as the Sellers, Purchaser, or their respective financial, accounting or legal advisors may reasonably request subject to the receiving party agreeing in such form as the disclosing party may reasonably require to keep all such information confidential and to use it only for purpose of investigating and defending the Third Party Claim in question.

12.8.        Exclusive Remedies.  Except as set forth in Sections 2.5, 2.6, 2.7(b) or 6.8(c) of this Agreement and in the Related Agreements (other than the Mexican Asset Transfer Agreement), following the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement and the Mexican Asset Transfer Agreement shall be the rights of indemnification set forth in this Article XII only, and no person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by law, except in the case of fraud.  The parties acknowledge and agree that all representations and warranties set forth in this Agreement and in the Related Agreements are contractual in nature only and subject to the sole and exclusive remedies set forth herein.  The provisions of this Section 12.8, together with the provisions of Sections 3.24, 4.7, and 14.2 and 14.3 and the limited remedies provided in this Article XII and Sections 4 and 5 of the Tax Matters Agreement, were specifically bargained-for between the Purchaser and the Sellers and were taken into account and specifically relied upon by the Purchaser and the Sellers in arriving at the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein and in the Tax Matters Agreement.

12.9.        Survival of Representations and Warranties; Covenants.

(a) The Sellers and the Purchaser hereby agree that the representations and warranties contained in this Agreement shall survive the Closing for the period set forth in this Section 12.9.  All representations and warranties contained in this Agreement and all claims for indemnification with respect thereto shall terminate upon the date that is eighteen (18) months after the Closing Date (the “Warranty Survival Period”); provided that the Warranty Survival Period with respect to the representations and warranties set forth in (i) Sections 3.1, 3.2(a), 3.2(d), 3.2(e), 3.3, 3.9, 4.1 and 4.2 and the first sentence of Section 3.8(a) shall extend indefinitely or until the latest date permitted by Law, (ii) Sections 3.12, 3.13 and 3.23 shall extend until the shorter of the applicable statute of limitations with respect to claims that may be made against Purchaser or its Affiliates (including the Purchased Companies) that could give rise to a breach of such sections or seven (7) years, and (iii) Section 3.18 shall extend until the fifth anniversary of the Closing Date.  Notwithstanding the foregoing, to the extent that a Notice of Claim has been duly delivered on or prior to the date on which a representation or warranty on which such claim is based ceases to survive, such representation and warranty shall continue to survive with respect to such alleged breach of such representation and warranty contained in the Notice of Claim and any alleged breaches of such representation contained in any related Notice of Claim until the final resolution of such alleged breaches pursuant to the terms hereof.

(b) All of the covenants or other agreements of the Sellers and the Purchaser contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Law.

(c) Subject to the last sentence of Section 12.9(a), any claim not asserted in accordance with this Article XII on or prior to the expiration of the applicable Warranty Survival Period, if any, will be irrevocably and unconditionally released and waived.

12.10.      Tax Treatment of Indemnity Payments.  To the extent permitted under Law, the parties expressly agree that any indemnity payment under this Article XII will be paid directly to the Purchaser (and/or its designee) and will be treated by all of the parties hereto as an adjustment to the Purchase Price, separate and in addition to any adjustment contemplated in Section 2.6 of this Agreement.

12.11.      Tax Indemnification Matters.  Any claim for indemnification in respect of Taxes (including indemnification relating to the deferred tax assets of the Purchased Companies) other than a Claim in connection with Section 6.8(c) shall be governed exclusively by the Tax Matters Agreement, and, except for Section 12.8, the provisions of this Article XII shall not apply.  For the avoidance of doubt, Article XII (other than Section 12.8) shall not apply to any claim with respect to Taxes or with respect to any deferred tax asset in connection with representations in this Agreement that relate to or encompass Taxes (other than a claim in connection with Section 6.8(c)), including the representations set forth in Sections 3.5, 3.6, 3.7, 3.8, 3.13 and 3.18.

ARTICLE XIII

TERMINATION

13.1.        Termination.  This Agreement may be terminated by:

(a) the written agreement of the Purchaser and the Sellers;

(b) the Purchaser, if any of the conditions set forth in Article IX becomes incapable of fulfillment and is not waived by the Purchaser;

(c) the Sellers, if any of the conditions set forth in Article X becomes incapable of fulfillment and is not waived by the Sellers; or

(d) the Purchaser or the Sellers, on or after the date that is nine months after the date hereof, if the Closing has not occurred prior to such date and the Purchaser and the Sellers have not agreed otherwise in writing; provided that the right to terminate this Agreement pursuant to this paragraph (d) shall not be available to any party whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date.

13.2.        Liabilities After Termination.  Upon any termination of this Agreement pursuant to Section 13.1, no party hereto shall thereafter have any further liability or obligation hereunder; provided, however, that this Section 13.2 and Sections 14.2 through 14.9 and Section 14.12 shall each remain in full force and effect and the parties shall remain liable hereunder and thereunder to the extent indicated herein and therein, provided, further, that no termination of this Agreement pursuant to the provisions of Section 13.1 shall relieve any party of liability for a breach of or failure to perform any provision of this Agreement occurring prior to such termination.

ARTICLE XIV

MISCELLANEOUS

14.1.        Schedules.  The inclusion of any matter in the Schedules hereto shall not be deemed to constitute an admission by the Sellers or the Purchaser or otherwise imply that any such matter is material for the purposes of this Agreement.  The Exhibits and Schedules referred to herein constitute a part of this Agreement as if set forth herein in full.

14.2.        Entire Agreement.  This Agreement (with all Exhibits and Schedules hereto), together with the Related Agreements and the Confidentiality Agreement, contains the entire agreement of the parties respecting the Sale Transactions and supersedes all prior agreements among the parties respecting the Sale Transactions.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Sale Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the Related Agreements; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Related Agreements, other than in the case of fraud.  Furthermore, the parties each hereby acknowledge that this Agreement and the Related Agreements embody the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement and the Related Agreements specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Sale Transactions shall be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement or the Related Agreements, other than in the case of fraud); and the parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, failures to disclose, representations or warranties not set forth in this Agreement or the negotiation execution or performance of this Agreement, other than such claims or causes of action for fraud.

14.3.        No Recourse Against Non-Parties.  All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto.  No Person who is not a named party to this Agreement, including without limitation any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

14.4.        Governing Law.  This Agreement, any disputes and any other claims, controversy, causes of action or disputes that may be based upon, arise out of or relate hereto, to the transactions contemplated hereby, to the negotiation, execution or performance, or the validity, interpretation, enforceability (i.e., that all or any part of this Agreement is void or voidable), formation, breach or termination hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, including claims seeking redress or asserting rights under any Law) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction.

14.5.        Jurisdiction; Consent to Service of Process.  The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of, relating to or in connection with, this Agreement or the Sale Transactions shall be brought in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and that any such cause of action shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.9 shall be deemed effective service of process on such party.

14.6.        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT, DIRECTLY OR INDIRECTLY, OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.7.        Expenses.  Each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants, broker, finder, intermediary, financial advisor and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the Sale Transactions.

14.8.        Miscellaneous.  The table of contents and section headings of this Agreement are for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement.  Reference to a particular section or article shall refer to that section or article of this Agreement, unless otherwise indicated.  In the event of any inconsistency between the terms of this Agreement and any of the schedules hereto, the terms of this Agreement shall control.  Each capitalized term used in any of the schedules hereto has the meaning specified in this Agreement.  For all purposes hereunder, (a) definitions of terms shall apply equally to the singular and plural forms of the terms set forth in Annex 1 hereto; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation;” (d) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision; and (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”.

14.9.        Notices.  All notices and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered personally or mailed by overnight mail, upon confirmation of receipt when transmitted by facsimile transmission, upon receipt by the sender of an automated message confirming delivery or four (4) hours after the time sent (as recorded on the device from which the sender sent the email), unless the sender receives an automated message that the email has not been delivered, when emailed, or four (4) calendar days after being mailed by registered mail, postage prepaid, return receipt requested, to each party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this provision):

If to the Sellers, to:

General Electric Capital Corporation, as representative of Sellers
901 Main Avenue
Norwalk, Connecticut  06851
United States of America
Attention:  General Counsel – Retail Finance & Restructuring Operations
Telephone:	+1 (203)750-3332
Facsimile:	+1 (203)840-6494

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:	Raymond O. Gietz
Telephone:	+1 (212) 310-8702
Facsimile:	+1 (212) 310-8007
Email:	raymond.gietz@weil.com

and to:

Creel, García-Cuéllar, Aiza y Enríquez
Paseo De Los Tamarindos 60
Bosques de las Lomas.
05120 México, d.f., México
Attention:	Eduardo Gonzalez
Telephone:	+52 (55) 1105-0685
Facsimile:	+52 (55) 1105-0690
Email:	eduardo.gonzalez@creelmx.com

If to the Purchaser, to:

Banco Santander (México), S.A., Institución de Banca Múltiple,
Grupo Financiero Santander
Prol. Paseo de la Reforma 500
Col. Lomas de Santa Fe
México 01219 D.F.
Attention:	Asesor General Jurídico – Vicepresidencia de Administracióny Finanzas
Telephone:	+52 (55) 5269-2684
Facsimile:	+52 (55) 5269-2701

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Nicholas A. Kronfeld Marc O. Williams
Telephone:	+1 (212) 450-4000
Facsimile:	+1 (212) 701-5800
Email:	nicholas.kronfeld@davispolk.com marc.williams@davispolk.com

and to:

Ritch Mueller, S.C.
Torre del Bosque
Blvd. M. Avila Camacho No. 24, piso 20
Lomas de Chapultepec
11000 Mexico, D.F.
Attention:	Luis A. Nicolau
Telephone:	+52 (55) 9178-7000
Facsimile:	+52 (55) 9178-7098
Email:	lnicolau@ritch.com.mx

14.10.      Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

14.11.      Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party without the prior written consent of each of the other parties hereto.  Any attempted assignment without the consents required by this Section 14.11 shall be void.  Notwithstanding the foregoing, the Purchaser may assign all or any part of its rights under this Agreement to one or more of its Affiliates and, upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

14.12.      No Third Party Beneficiaries.  Except as provided in Article XII and Sections 14.3 and 14.11, nothing in this Agreement shall create or be deemed to create any Third Party beneficiary rights in any Person not a party to this Agreement.

14.13.      Tax Matters.

(a)           The parties acknowledge and agree that this Agreement does not address Taxes or Tax matters other than (i) allocations of the Purchase Price (Section 2.7); (ii) representations that relate to or encompass Taxes, including the representations described in Sections 3.5, 3.6, 3.7, 3.8, 3.13, 3.18 and 3.23, (iii) exclusive remedies for claims arising under, out of, or related to this Agreement or the Sale Transactions (Section 12.8); (iv) tax treatment of any indemnity payments (Section 12.10); (v) the matters addressed in Section 6.8; and (vi) payment of Transfer Taxes (Section 14.13(b)), and except for Sections 2.1, 2.7, 6.8, 12.8, 12.10 and 14.13(b) of this Agreement and the representations that relate to or encompass Taxes, all agreements related to the Sale Transactions with respect to Taxes or Tax matters shall be governed by the Tax Matters Agreement.

(b)           Except as otherwise provided in the Mexican Asset Transfer Agreement, in addition to all other amounts payable by the parties under this Agreement, all applicable sales, use, goods and services, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains or similar Taxes on or in respect of the Sale Transactions (other than the Restructuring) shall be paid by the party that is customarily liable for such obligations (“Transfer Taxes”) as and when payable pursuant to any Law.  Any Tax Returns with respect to Transfer Taxes shall be prepared by the party hereto that customarily has primary responsibility for filing such Tax Returns pursuant to Law.

(c)           For the avoidance of doubt, in the case of VAT or any other applicable indirect Tax, that under Law is the Purchaser’s obligation, the Sellers will transfer to the Purchaser such Tax in an express and separate fashion in the relevant invoice, as customarily done in Mexico.  The Purchaser’s obligation to pay VAT and other indirect Taxes does not affect the Purchaser’s obligation to pay the Purchase Price set forth in this Agreement.

14.14.      Amendments.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

14.15.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE SELLERS:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Curtis Lanar Howse
Name:  Curtis Lanar Howse
Title:    Vice President

Signature Page to Stock and Assets Purchase Agreement

GE CAPITAL DE MÉXICO, S. DE R.L. DE C.V.

By:	/s/ Curtis Lanar Howse
Name:  Curtis Lanar Howse
Title:    Attorney in Fact

By:	/s/ Oscar Zuniga Arroyo
Name:  Oscar Zuniga Arroyo
Title:    Attorney in Fact

Signature Page to Stock and Assets Purchase Agreement

GE MONEY HOME LENDING, S. DE R.L. DE C.V.

By:	/s/ Eduardo Antonio Aguilar Castro
Name:  Eduardo Antonio Aguilar Castro
Title:    Attorney in Fact

By:	/s/ Lourdes Edith Garcia Guerrero
Name:  Lourdes Edith Garcia Guerrero
Title:    Attorney in Fact

Signature Page to Stock and Assets Purchase Agreement

GLOBAL CONSUMER LEASING, S.A. DE C.V.

By:	/s/ Eduardo Antonio Aguilar Castro
Name:  Eduardo Antonio Aguilar Castro
Title:    Attorney in Fact

By:	/s/ Claudia Alejandra López Dávila
Name:  Claudia Alejandra López Dávila
Title:    Attorney in Fact

Signature Page to Stock and Assets Purchase Agreement

GE CAPITAL RESIDENTIAL CONNECTIONS
CORPORATION

By:	/s/ Curtis Lanar Howse
Name:  Curtis Lanar Howse
Title:    Authorized Signatory

Signature Page to Stock and Assets Purchase Agreement

GE CAPITAL SERVICIOS ADMINISTRATIVOS,
S.A. DE C.V.

By:	/s/ Oscar Zuniga Arroyo
Name:  Oscar Zuniga Arroyo
Title:    Attorney in Fact

By:	/s/ Cesar Espinosa Urtaza
Name:  Cesar Espinosa Urtaza
Title:    Attorney in Fact

Signature Page to Stock and Assets Purchase Agreement

THE PURCHASER:

BANCO SANTANDER (MEXICO), S.A., INSTITUTION DE BANCA
MULTIPLE, GROUPO FINANCIERO SANTANDER:

By:	/s/ Marcos Martínez Gavica
Name:  Marcos Martínez Gavica
Title:    Presidente Ejecutivo y Director General

By:	/s/ Pedro Jose Moreno Cantalejo
Name:  Pedro Jose Moreno Cantalejo
Title:    Vicepresidente Ejecutivo

Signature Page to Stock and Assets Purchase Agreement

Annex 1

Definitions

The following terms shall have the following meanings for the purpose of this Agreement:

“Accounting Principles” means Mexican GAAP, using the accounting policies, principles and methodologies attached as Schedule A-1, consistently applied.

“Accounting Referee” has the meaning provided in Section 2.7(b).

“Acquired IP” means any and all Intellectual Property (i) owned by the Purchased Companies, or (ii) owned by the Sellers or any of their Affiliates and included in the Purchased Assets.

“Acquired Trademarks” means the trade names, trademarks, service marks and/or logos set forth or required to be set forth on Schedule 3.10(a) (or any derivations thereof, in each case whether alone or in combination with other words, and including all marks, trade dress, logos, monograms, domain names and other source identifiers embodying any of the foregoing).  For the avoidance of doubt, this definition (i) refers only to the combinations of words or phrases that make up the composite trade names, trademarks, service marks and/or logos set forth or required to be set forth on Schedule 3.10(a), and not to any individual elements thereof except to the extent that they are separately set forth on Schedule 3.10(a), and (ii) does not include any combinations or derivations, other than those expressly listed on Schedule 3.10(a), to the extent such combinations or derivations would infringe any rights of the Sellers or any of their Affiliates.

“Adjustment Date” has the meaning provided in Section 2.6.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the Sellers shall not be deemed Affiliates of the Purchaser nor, after the Closing, of the Purchased Companies.

“After-Acquired Business” has the meaning provided in Section 6.6(b).

“After-Acquired Company” has the meaning provided in Section 6.6(b).

“After-Tax Basis” means that a payment shall be increased or decreased, as the case may be, by an amount necessary to ensure that the net value of such payment, after taking into account (a) any Taxes actually paid in respect of or attributable to such payment (but only if Law does not permit the payment to be treated as an adjustment to the Purchase Price) and (b) any Tax benefits actually realized as a result of any Loss to which such payment is attributable (and, in the case of both (a) and (b), including the effects of any adjustment made pursuant to the definition of After-Tax Basis), equals the amount nominally payable.

“Agreement” has the meaning provided in the introduction to this Agreement.

“Allocation Statement” has the meaning provided in Section 2.7(b).

“Ancillary Transaction Agreements” mean the IP License Agreement, the Mexican Asset Transfer Agreement, the Tax Matters Agreement, the Transition Services Agreement and the GE Home Lending Transitory Loan Servicing Agreement.

“Asset Selling Companies” has the meaning provided in the Recitals to this Agreement.

“Assumed Liabilities” has the meaning provided in Section 1.3(a).

“Balance Sheets” has the meaning provided in Section 3.5(a).

“Balance Sheet Date” has the meaning provided in Section 3.5(a).

“Bankruptcy Exception” means the applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally.

“Board” means, as the context may require, the Board of Directors of each Purchased Company.

“Business” has the meaning provided in the Recitals to this Agreement.

“Business Day” means any day of the year on which national banking institutions in New York City, United States of America and Mexico, are open to the public for conducting business and are not required or authorized to close.

“Business Employees” has the meaning provided in Section 8.1(b).

“Business Fixed Assets” means the fixed and other assets used in the Business and set forth in Schedule A-2.

“Business Related Companies” means the Purchased Companies and GEMSA Mexico.

“Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

“Certificates” means the certificates representing the GE Holding Stock, the GE Consumo Stock and the GEMSA Monterrey Stock, respectively.

“Closing” has the meaning provided in Section 2.8.

“Closing Date” has the meaning provided in Section 2.8.

“Closing Date Portfolio Tape” means the computer disk, computer tape or other computer format delivered to the Purchaser pursuant to Section 6.1(d) setting forth, as of the Closing Date, the Portfolio Information for each Loan.

“Closing Documents” has the meaning provided in Section 2.5(b).

“Closing Balance Sheets” has the meaning provided in Section 2.5(a).

“Closing GE Consumo Shareholders’ Equity” has the meaning provided in Section 2.1.

“Closing Net Assets” has the meaning provided in Section 2.1.

“Closing Other Purchased Companies Shareholders’ Equity” has the meaning provided in Section 2.1.

“Closing Purchased Assets Amount” has the meaning provided in Section 2.1.

“Closing Purchased Assets Statement” has the meaning provided in Section 2.5(a).

“Closing Schedules” has the meaning provided in Section 2.5(a).

“CNBV” means the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission).

“Combined Shareholders’ Equity” means, subject to Section 6.2(d), an amount equal to (i) the Closing GE Consumo Shareholders’ Equity (calculated for this purpose without subtracting the Discount), plus (ii) the Closing Other Purchased Companies Shareholders’ Equity.

“Competition Commission” means the Federal Competition Commission of Mexico (Comisión Federal de Competencia).

“Competition Law” means the Federal Law of Economic Competition of Mexico (Ley Federal de Competencia Ecónomica).

“Computer Software” has the meaning provided in Section 3.10(c).

“Confidentiality Agreement” has the meaning provided in Section 7.1.

“Continuing Document Defective Loans” means Loans that as of the Closing Date did not have a Mortgage Loan Contract (or a certified replacement copy thereof) and for which, as of the second anniversary of the Closing, the Sellers have not furnished the Purchaser with a certified replacement copy of the Mortgage Loan Contract.

“Continuing Employees” has the meaning provided in Section 8.1(b).

“Contracts” means all written or oral contracts, agreements, leases, licenses, loan agreements, indentures, letters of credit, reimbursement agreements, mortgages, security agreements, guarantees, purchase orders, bonds, or similar commitments or  arrangements, in each case as amended, supplemented, waived or otherwise modified.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Core Employee” means a Service Company Business Employee who devoted more than 50% of his or her working hours to the Business during the 12 months (or, if less than 12 months, the period of employment with the Service Companies) immediately preceding the date hereof.

“Covered Business” has the meaning provided in Section 6.6(a).

“Deductible” has the meaning provided in Section 12.2(d).

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Financing, Insurance, Leasing or Other Financial Services Activity (whether such rights or remedies arise under any agreement relating to such Financing, Insurance, Leasing or Other Financial Services Activity, under Law or otherwise) in connection with the purchase or sale of goods and services, including any foreclosure, realization or repossession of any collateral or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing.

“Deferred Tax Asset Cap” means MXN 937,000,000.

“De Minimis Business” means (a) any minority equity investment by GECC or any of its Subsidiaries in any Person which is not a Subsidiary of GECC or any of its Subsidiaries; or (b) any business activity that would otherwise violate Section 6.6 that is carried on by an Acquired Company, but only if, at the time of such acquisition, the revenues derived from the Covered Business by the Acquired Company constitute less than 15% of the gross revenues of the Acquired Company.

“De Minimis Exclusion” has the meaning provided in Section 12.2(c).

“Diligence Data Tapes” means the computer disk, computer tape or other computer format delivered to the Purchaser setting forth, as of September 30, 2010, the Portfolio Information for each Loan.

“Disagreement” has the meaning provided Section 2.5(c).

“Discount” means an amount equal to (a) 0.09236028 multiplied by (b) the Combined Shareholders’ Equity.

“Document Defect” has the meaning provided in Section 12.1(b).

“Employee Benefit Plans” has the meaning provided in Section 3.12(a).

“Employer Substitution” has the meaning provided in Section 8.1(a).

“Employment Contract” means any employment or consulting contract, or any other agreements or arrangements (written or unwritten, whether or not mandated by Law) with or for the benefit of any Service Company Business Employee performing services (whether currently or in the past) for the Service Companies, including severance, deferred compensation, change in control, incentive, benefit, bonus, stock option, stock purchase, deferred compensation or restricted stock arrangements maintained for the benefit of such Person.

“Employee Profit Share” means the mandatory participation by employees in the profits of their employer pursuant to article 123, paragraph A, section IX of the Political Constitution of the United Mexican States and the Federal Labour Statute.

“Equity Interests” has the meaning provided in Section 3.2(a).

“Estimated GE Consumo Balance Sheet” has the meaning provided in Section 2.2.

“Estimated Intercompany Debt” has the meaning provided Section 2.3(b).

“Estimated Intercompany Debt Payment” has the meaning provided Section 2.4(b).

“Estimated Purchase Price” has the meaning provided in Section 2.3(a).

“Excluded Assets” means any assets, rights, interests or properties of the Asset Selling Companies other than the Purchased Assets.

“Excluded Liabilities” has the meaning provided in Section 1.3(b).

“Existing Business Activities” means any business conducted by GECC or its Subsidiaries (other than the Covered Business), including the taking of pledges of residential real property as additional security for commercial loans, or contemplated by any existing contractual arrangements applicable to GECC or any of its Subsidiaries (other than the Covered Business), on the date of this Agreement.

“Financial Services Business” means any activities undertaken principally in connection with or in furtherance of (a) any Capital Markets Activity; (b) Financing (other than activities that would constitute a Covered Business activity); (c) Leasing (other than activities that would constitute a Covered Business activity); (d) Default Recovery Activities; (e) Other Financial Services Activities (other than activities that would constitute a Covered Business activity); (f) any Securities Activity; or (g) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of Insurance advisory services, business processes or software.

“Final, Non-appealable Determination” has the meaning provided in the Tax Matters Agreement.

“Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (a) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature; (b) non-voting preferred equity investments; and (c) investments as a limited partner in a partnership or as a member of a limited liability company in which another person who is not an Affiliate is a management member and Controls such limited liability company.

“Flat Tax Law” shall mean the Mexican Flat Tax (Impuesto Empresarial a Tasa Unica) in effect in Mexico as of 2008, or any other alternative Tax enacted by the Mexican Congress in lieu of the Mexican Flat Tax in the future.

“GE Capital Mexico” has the meaning provided in the introduction to this Agreement.

“GE Capital Servicios” has the meaning provided in the introduction to this Agreement.

“GE Consumer Leasing” has the meaning provided in the introduction to this Agreement.

“GE Consumo” has the meaning provided in the Recitals to this Agreement.

“GE Consumo Stock” has the meaning provided in Section 3.2(a).

“GE Equity Interest Sellers” means GECC, GE Capital Mexico, GE Residential Connections and GE Capital Servicios.

“GE Holding” has the meaning provided in the Recitals to this Agreement.

“GE Holding Stock” has the meaning provided in Section 3.2(a).

“GE Home Lending” has the meaning provided in the introduction of this Agreement.

“GE Home Lending Portfolio” means the loans held by GE Home Lending at Closing that are secured by mortgages on, security trusts holding, or other similar arrangements covering, real estate located in Mexico (which portfolio consisted of the Loans set forth on Schedule A-3 as of September 30, 2010).

“GE Home Lending Transitory Loan Servicing Agreement” means the agreement to be entered into at Closing substantially in the form attached hereto as Exhibit F, by and among GE Consumo and GE Home Lending, concerning the temporary servicing of the Loans transferred pursuant to the Mexican Asset Transfer Agreement.

“GE Names and Marks” means the following trade names, trademarks, service marks and/or logos (or any derivations thereof, in each case whether alone or in combination with other words, and including all marks, trade dress, logos, monograms, domain names and other source identifiers embodying any of the following): GE, GE CAPITAL, GE MONEY, GE MONEY BANK, GE CONSUMO and the GE monogram logo.  For the avoidance of doubt, this definition (i) refers only to the combinations of words or phrases that make up the composite trade names, trademarks, service marks and/or logos listed above, and not to any individual elements thereof (e.g., “CAPITAL”, “MONEY”, “BANK” and/or “CONSUMO”) except with respect to the “GE” mark (which is expressly listed above as both an individual mark and as part of one or more composites), and (ii) does not include any combinations or derivations, other than those expressly listed above, to the extent such combinations or derivations would infringe any rights of the Purchaser or any of its Affiliates.

“GE Residential Connections” has the meaning provided in the introduction to this Agreement.

“GECC” has the meaning provided in the introduction to this Agreement.

“GECC Retention Program” has the meaning provided in Section 8.1(h).

“GECC Software” has the meaning provided in the Intellectual Property License Agreement.

“GEMSA Mexico” has the meaning provided in the Recitals to this Agreement.

“GEMSA Mexico HoldCo” has the meaning provided in the Recitals to this Agreement.

“GEMSA Mexico HoldCo Stock” has the meaning provided in Section 3.2(d).

“GEMSA Monterrey” has the meaning provided in the Recitals to this Agreement.

“GEMSA Monterrey Stock” has the meaning provided in Section 3.2(a).

“Governmental Body” means (a) any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; or (c) any court, tribunal or arbitrator (public or private).

“Identified Tax Losses” has the meaning provided in the Tax Matters Agreement.

“Indemnified Party” has the meaning provided in Section 12.4(a).

“Indemnifying Party” has the meaning provided in Section 12.4(a).

“Independent Accounting Firm” means a member firm in Mexico of Ernst & Young, or if such accounting firm refuses or is unable to act, a member firm in Mexico of PricewaterhouseCoopers LLP or another independent accounting firm mutually agreed to by GECC and the Purchaser to resolve a dispute arising pursuant to Section 2.5 hereof.

“Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the laws or regulations in effect in any jurisdiction in which the restriction set forth in Section 6.6(a) applies.

“Intellectual Property” means any and all (i) inventions, patents and patent applications; (ii) trademarks, trademark registrations, applications for trademark registrations, service marks, service mark registrations, applications for service mark registrations, trade names, slogans, logos, domain names, domain name registrations and domain name registrations (including all good will associated with any of the foregoing in this clause (ii)); (iii) copyrights, copyright registrations, applications for copyright registrations, original works of authorship, designs and computer software; (iv) proprietary know-how, trade secrets and trade secret rights; and (v) any other intellectual or industrial property rights in any and all jurisdictions throughout the world.

“Intercompany Debt” means the intercompany debt between the Purchased Companies, on the one hand, and GECC and its Affiliates (other than the Purchased Companies), on the other hand, to the extent attributable to the Business (which debt was in the amount and subject to such terms as set forth on Schedule A-4 as of November 30, 2010).

“IP License Agreement” means the agreement to be entered into at Closing, substantially in the form attached hereto as Exhibit C, by and among GECC and Banco Santander (Mexico), S.A.

“IT Assets” has the meaning provided in Section 3.10(f).

“Knowledge of the Sellers” means the actual knowledge, after reasonable inquiry (including consultation with each of Oskar Vides, Joan Vidal and Eduardo Aguilar) of any of the following individuals: (i) Jonathan Mothner, General Counsel for GECC, Retail Finance & Restructuring Operations; (ii) Curtis Howse, Operations Leader for Americas-Consumer, GECC, Retail Finance & Restructuring Operations; (iii) Patti Glassford, Vice President, C.F.O., GECC, Retail Finance & Restructuring Operations; (iv) Robert Seltzer, Director – Business Development GECC, Retail Finance & Restructuring Operations; (v) Aneek Mamik, Managing Director – Business Development/M&A GECC; (vi) Omar Zuniga – Tax Director, Corporate Finance and Operating Companies, GE Company; (vii) Ana Paula Jimenez – Senior Tax Manager, Corporate Finance and Operating Companies, GE Company; (viii) Ketan Majmudar – Leader, Operations Business Development, GE Capital Corporation; (ix) solely with respect to matters involving Intellectual Property, Cecilia Lofters, Senior Corporate Intellectual Property Counsel, Transactions, General Electric Company; and (x) solely with respect to matters involving Intellectual Property, William Bandon, Lead Executive Counsel-IT, Sourcing & Operations, GECC.

“Law” means, with respect to any Person, all (a) constitutions, treaties, statutes, federal, state, local or foreign laws (including common law), codes, rules, regulations, ordinances, orders or Mexican official norms of any Governmental Body (including any insurance regulatory authority); and (b) orders, decisions, injunctions, judgments, awards, administrative interpretations and decrees of or agreements with any Governmental Body, in each case including all Tax, labor, employment and Intellectual Property laws, applicable to such Person or any of its properties or assets.

“Leasing” means the rental leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

“Legal Proceeding” means any action, cause of action, claim, demand, suit, proceeding, audit, inquiry or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, in Law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Body.

“Liabilities” means all liabilities or obligations of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, easement, encumbrance, hypothecation, title defect, voting trust agreement, option, right of first offer, negotiation or refusal, proxy, or similar restrictions or limitations, including any of the foregoing as may arise under any Contract.

“Loans” means (i) the GE Home Lending Portfolio and (ii) loans held by GE Consumo as of the Closing that are secured by mortgages on, security trusts holding, or other similar arrangements covering, real estate located in Mexico.

“Loan Collateral” means, with respect to any Loan, any and all collateral, of any nature, given or posted to secure payment of any amounts owing by the obligee under such Loan, including all such collateral constituting real property and proceeds thereof and collateral or property transferred pursuant to a security trust or similar arrangement.

“Loan Documents” means, with respect to any Loan, any Contract (including any assignment, certificates, exhibits or schedules provided for therein and any amendment thereto and assumption thereof), whether or not notarized, relating to such Loan, including the Mortgage Loan Contract, a promissory note, security agreement or other agreement, document or instrument under which GE Consumo or GE Home Lending is the lender or obligee.

“Loan File” means, with respect to any Loan, all books, records, files, Contracts, documents (including, without limitation, credit information) and other papers related to such Loan that are maintained by or for the Sellers or any of their respective Affiliates, whether in hard copy or electronic format, and including the Loan Contract.

“Loan File Review and Recovery Process” has the meaning provided in Section 5.6.

“Losses” means any claims, judgments, liabilities, damages, losses, deficiencies, assessments, costs (including court costs and audit costs), fines, penalties, interest and expenditures (including, without limitation, the reasonable and duly documented fees and expenses of  investigation and of counsel), in each case, whether or not involving a Third Party Claim; provided that “Losses” shall not include any incidental, consequential, indirect or punitive damages or lost profits (except in each case to the extent payable to a third party).

“Material Adverse Effect” means any material adverse effect on the business, operations, results of operations, financial condition, assets or Liabilities of the Business taken as a whole; provided, however, that for purposes of this definition, no change, effect, event or occurrence arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) general changes, developments or conditions in any national, regional or world economy or in the industries in which the Business operates; (b) financial or other market or political conditions; (c) the announcement of this Agreement and the Sale Transactions, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business due to the announcement and performance of this Agreement or the identity of the Parties; (d) acts of war or terrorism or natural disasters; (e) the fact, in and of itself (and not the underlying causes thereof) that the Business failed to meet any projections, forecasts, or revenue or earnings predictions for any period; (f) any action taken or omitted to be taken by the Business at the request or with the prior written consent of the Purchaser; or (g) changes after the date hereof in any Laws or applicable accounting regulations or principles or the interpretations thereof, in the case of sub-paragraphs (a), (b) and (d) to the extent that they do not have a materially disproportionate impact on the Business, as compared with similarly situated businesses.

“Material Contracts” has the meaning provided in Section 3.11(a)(xiii).

“Mexican Asset Transfer Agreement” means the agreement to be entered into at Closing, substantially in the form attached hereto as Exhibit F, by and among GE Consumo and GE Home Lending, concerning the transfer of the Purchased Assets to the Purchaser (and/or its designee).

“Mexican GAAP” means the Normas de Información Financiera applicable as of the date hereof (formerly the Mexican generally accepted accounting principles), consistently applied.

“Mexican Tax Law” means the Federal Fiscal Code (Código Fiscal de la Federación), the Income Tax Law (Ley del Impuesto Sobre la Renta), the Value Added Tax Law (Ley del Impuesto al Valor Agregado), the Asset Tax Law (Ley del Impuesto al Activo), the Flat Tax Law (Ley del Impuesto Empresarial a Tasa Unica), the Federal Tax

on Possession and Use of Automobiles Law (Ley del Impuesto Sobre Tenencia o Uso de Vehículos), the legal requirements relating to Tax of the State and Municipality where the payroll is paid or subject to tax and the real estate assets are located, the Federal Fees Law (Ley Federal de Derechos) and all rules and regulations thereunder, and any related or subsequent legislative or administrative enactment thereof, in each case in effect, from time to time, in Mexico.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos).

“Mortgage Loan Contract” means, with respect to any Loan, the original notarized deed for such Loan granted before a public notary and duly registered (or duly filed for registry in the event (i) the relevant Mortgage Loan Contract was filed for registry within 30 days of the granting of the applicable Loan and (ii) less than six (6) calendar months have elapsed since such date, unless the failure of such deed to be registered during such six-month period results from the failure of the applicable Governmental Body to complete such registration in spite of the commercially reasonable efforts of the Purchased Companies to cause it to do so) in the applicable public registry of property in accordance with Law, including (i) the written instrument granting such Loan and (ii) the mortgage, trust agreement or other arrangement pursuant to which a first priority security interest was granted in respect of the applicable Loan Collateral.  For the avoidance of doubt, any deed which does not comply with or contain each of the requirements specifically set forth in the preceding sentence shall not be considered a Mortgage Loan Contract.

“MXN” or “Pesos” means the lawful currency of Mexico.

“NetOrginate” has the meaning provided in the Recitals to this Agreement.

“NewCo GEMSA Mexico” has the meaning provided in the Recitals to this Agreement.

“NewCo GEMSA Mexico Stock” has the meaning provided in Section 3.2(e).

“Non-Core Employee” means a Service Company Business Employee set forth on Schedule A-5 and any employee hired prior to the Closing as a replacement employee following such Service Company Business Employee’s termination of employment, plus up to four additional employees as shall be mutually agreed upon between the Parties prior to Closing.

“Non-Party Affiliates” has the meaning provided in Section 14.3.

“Notice of Claim” has the meaning provided in Section 12.2(j).

“Notice of Disagreement” has the meaning provided in Section 2.5(c).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“ordinary course” or “ordinary course of business” means as to any Person, the ordinary course of business for such Person consistent with past practice, provided that no action or failure to act in respect of or in relation to any breach of Contract, breach of warranty, tort or violation or alleged violation of Law shall be considered to be taken in the ordinary course of business.

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of or for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

“Past-Due Receivables” means Loans in respect of which any payment of interest or principal is past due by more than 180 days.

“Permit” means any approval, authorization, consent, registration, franchise, license, permit, certificate, privileges or other qualification by any Governmental Body or any other Person.

“Permitted Liens” are (a) any Liens reflected in the Balance Sheets; (b) any Liens that do not materially detract from the value or materially interfere with the use by the Business, of the property subject thereto or affected thereby; (c) the interests of lessors in any property leased by the Purchased Companies, copies of which leases have been delivered to the Purchaser; (d) mechanics, materialmen, workmen, repairmen, warehousemen, carriers and other similar Liens arising or incurred in the ordinary course of business; (e) Liens arising out of deposits made in connection with workmen’s compensation, unemployment insurance, social security and other similar laws; (f) any Liens for Taxes and assessments not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in the Balance Sheets); and (g) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity or instrumentality thereof.

“Personal Property Leases” has the meaning provided in Section 3.8(a).

“Portfolio Information” means the information set forth in Schedule A-6.

“Pre-Closing Data Tape” means the computer disk, computer tape or other computer format delivered to the Purchaser pursuant to Section 2.3(a) setting forth, as of a date not more than twenty (20) Business Days prior to the Closing Date, the Portfolio Information for each Loan.

“Pre-Closing Loss Carryforward” has the meaning provided in the Tax Matters Agreement.

“Purchase Price” has the meaning provided in Section 2.1.

“Purchased Assets” means the assets transferred pursuant to the Mexican Asset Transfer Agreement and the Business Fixed Assets.

“Purchased Companies” means GE Consumo, GE Holding and GEMSA Monterrey.

“Purchased Company Insurance Policies” has the meaning provided in Section 3.16.

“Purchaser” has the meaning provided in the introduction to the Agreement.

“Purchaser Indemnitees” means, as the context may require, the Purchaser, its Affiliates and the officers, directors, employees, partners, representatives and agents of any of the foregoing.

“Real Property Leases” has the meaning provided in Section 3.8(a).

“Related Agreements” has the meaning provided in Section 3.3.

“Related Party Transactions” has the meaning provided in Section 3.17.

“Relevant Period” has the meaning provided in Section 8.1(c).

“Repossessed Assets” means any assets that GE Consumo or GE Home Lending, as the case may be, acquired in any foreclosure procedure related to the Loans, and which assets have been legally and definitively transferred to GE Consumo or GE Holding pursuant to Law.

“Restructured Excluded Assets” means those assets that are to be transferred from any Purchased Company to GECC or one or more of its Affiliates (other than any Purchased Company) prior to the Closing pursuant to the Restructuring.

“Restructured Excluded Liabilities” means all Liabilities of GE Consumo or one or more of its Affiliates (including spin-offs of resulting entities) arising out of, based upon, attributable to or resulting from the Restructuring.

“Restructuring” has the meaning provided in the Recitals to this Agreement.

“Retention Agreements” has the meaning provided in Section 8.1(g).

“Retention Liabilities” has the meaning provided in Section 8.1(g).

“Retention Programs” has the meaning provided in Section 8.1(g).

“Sale Transactions” means the transactions contemplated by this Agreement and the Related Agreements, collectively.

“Securities Activity” means any activity, function or service (without regard to where such activity function service actually occurs) which, if undertaken or performed (a) in the United States, would be subject to the United States federal securities Laws or the securities Laws of any state of the United States or (b) in Mexico, would be subject to any Law in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

“Sellers” means GE Equity Interest Sellers and the Asset Selling Companies.

“Seller Indemnitees” has the meaning provided in Section 12.3.

“Sellers’ Personal Data” has the meaning provided in Section 8.5(a).

“Service Companies” means GEMSA Monterrey, GEMSA Mexico and NewCo GEMSA Mexico.

“Service Company Business Employees” has the meaning provided in Section 3.13(a).

“Settlement Rate” means, on any date, the tasa de interés interbancaria de equilibrio for any 28-day period, calculated by Banco de Mexico and published in the Diario Oficial de la Federación, and any successor rate regardless of denomination.

“Social Contributions” has the meaning provided in Section 3.13(b).

“Special Adjustments” means such adjustments included in the calculation of Closing Net Assets as shall be necessary to remove any Liability or reserve in respect of which, and to the extent that, the Sellers are obligated to indemnify the Purchaser Indemnitees pursuant to Sections 12.1(b), 12.1(c)(i), 12.1(c)(iv), 12.1(c)(v) or the Tax Matters Agreement.  For avoidance of doubt, the parties intend that Liabilities or reserves in respect of current income taxes of the Purchased Companies shall be considered Special Adjustments, and Liabilities or reserves in respect of non-income current Taxes payable (such as value added taxes) of the Purchased Companies shall not be considered Special Adjustments.

“Specified Employee Liability” means all Liabilities, other than those expressly assumed by Purchaser pursuant to Article VIII of this Agreement, (i) relating to the Continuing Employees with respect to their employment or service relationship with Seller and its Affiliates (including the Service Companies), whether or not arising under an Employee Benefit Plan, for the period ending at or prior to the Closing except to the extent such Liabilities are included in the calculation of the Closing Net Assets (as finally determined pursuant to Section 2.5); (ii) relating to or arising under the Employee Benefit Plans or any other benefit or compensation plan, program, policy or arrangement for the period ending at or prior to the Closing (including any contributions or costs relating to participation in such plans by the Service Company Business Employees for such period); (iii) relating to claims for benefits or recovery with respect to claims incurred at or prior to the Closing under any Employee Benefit Plan or insurance arrangement to the extent such Employee Benefit Plan or insurance arrangement provides for claims payment or recovery on an as incurred basis (including, without limitation, claims under medical, life insurance and disability benefit plans and policies); (iv) Liabilities for employee profit sharing relating to the period ending at or prior to the Closing, whether or not being under review by the applicable Governmental Body, and regardless of the Person that was formally the employer of the applicable employee; (v) arising out of the employment or termination of any employee of Sellers or their Affiliates other than the Continuing Employees; (vi) arising out of the Employer Substitution; (vii) resulting from payments to Service Company Business Employees triggered by the Sale Transactions; and (viii) arising from the matter disclosed in items A.1 and B.1 of Schedule 3.14(a).

“Spin-Off Sub Cap” has the meaning provided in the Tax Matters Agreement.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency); (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Tax” or “Taxes” means (i) any federal, state, local or foreign tax, custom, duty, governmental fee, value added tax, payroll tax, imputed tax arising from transfer pricing, or other assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalties, addition to tax or additional amount, inflation adjustments specifically required under Mexican Tax Law, charges, surcharges, fines, related liabilities or additions thereto, and any liability for any of the foregoing as transferee, and (ii) in the case of the Purchased Companies, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Purchased Companies to a Tax Authority is determined or taken into account with reference to the activities of any other Person.  For the avoidance of doubt, Tax or Taxes shall not mean Social Contributions or the Employee Profit Share.

“Tax Authority” means the Tax Administration Service (Servicio de Administración Tributaria) and any other Governmental Body responsible for the administration of any Taxes.

“Tax Matters Agreement” means the agreement attached hereto as Exhibit C, dated as of the date hereof, by and among GE Consumo, GE Holding, GE Capital Mexico, GECC, GE Residential Connections, GE Capital Servicios, GEMSA Monterrey, GEMSA Mexico HoldCo and Purchaser, concerning, among other matters, the management of Tax claims asserted against any of the Purchased Companies.

“Tax Representative” has the meaning provided in Section 6.8(a).

“Third Party” means any Person other than the Purchaser, the Sellers or any of their respective Affiliates.

“Third Party Claim” has the meaning provided in Section 12.4(a).

“Trademark Transition Period” has the meaning provided in Section 7.3(a).

“Transfer Taxes” has the meaning provided in Section 14.13(b).

“Transition Services Agreement” means the agreement to be entered into at Closing, substantially in the form attached hereto as Exhibit D, by and among GECC, Alianza Mexicana de Capitales, S. de R.L. de C.V., GE Holding, GE Consumo, GEMSA Monterrey and Purchaser, concerning certain services which shall be rendered by said parties in order for the transitioning of the business of each of the Purchased Companies to the Purchaser after the Closing.

“Warranty Survival Period” has the meaning provided in Section 12.9(a).

Exhibits, Schedules and Annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The exhibits and schedules will be provided to the SEC upon request.

EXHIBITS:

Exhibit A	Restructuring
Exhibit B	Form of IP License Agreement
Exhibit C	Tax Matters Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Form of Mexican Asset Transfer Agreement
Exhibit F	Form of GE Home Lending Transitory Loan Servicing Agreement

SCHEDULES:

A-1	Accounting Principles
A-2	Business Fixed Assets
A-3	GE Home Lending Portfolio
A-4	Intercompany Debt
A-5	Non-Core Employees
A-6	Portfolio Information
Schedule 1.1(a)	List of Equity Interest Sellers
Schedule 3.2(a)	Authorized Capital of the Purchased Companies
Schedule 3.2(a)(i)	Issued and Outstanding Capital of GE Holding
Schedule 3.2(a)(ii)	Issued and Outstanding Capital of GE Consumo
Schedule 3.2(a)(iii)	Issued and Outstanding Capital of GEMSA Monterrey
Schedule 3.2(b)	Subsidiaries
Schedule 3.2(c)	Other Business Activities, Assets and Liabilities of GE Holding
Schedule 3.2(d)	Issued and Outstanding Capital of GEMSA Mexico HoldCo
Schedule 3.2(e)	Issued and Outstanding Capital of NewCo GEMSA Mexico
Schedule 3.4	Conflicts; Consents of Third Parties
Schedule 3.5(a)	Balance Sheets
Schedule 3.5(b)	Deferred Tax Assets and Identified Tax Losses
Schedule 3.6(b)	Absence of Certain Changes
Schedule 3.7	Material Liabilities
Schedule 3.8(a)(i)	List of Real Property Leases
Schedule 3.8(a)(ii)	Material Defaults under Real Property Leases
Schedule 3.8(a)(iii)	List of Personal Property Leases
Schedule 3.8(a)(iv)	Material Defaults under Personal Property Leases
Schedule 3.8(b)	Material Asset Exceptions
Schedule 3.9	Purchased Assets; Title Exceptions
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)	Intellectual Property – Violations and Infringements
Schedule 3.10(c)	Computer Software Exceptions
Schedule 3.11(a)	Material Contracts
Schedule 3.11(b)	Material Contract Exceptions
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(b)	Employee Benefit Plans Exceptions
Schedule 3.12(c)	Employee Benefit Plans; Increases, Acceleration, Modifications, Vesting or Similar Events
Schedule 3.13(a)(i)	Labor Related Liabilities - Employees
Schedule 3.13(a)(ii)	Labor Related Liabilities - Non-Employees of Service Companies
Schedule 3.13(b)	Labor; Audits, Complaints, Charges or Claims
Schedule 3.13(c)	Labor; Collective Bargaining Agreements or Other Agreements
Schedule 3.13(d)	Core and None-Core Employees
Schedule 3.14(a)	Litigation
Schedule 3.14(b)	Outstanding Orders of Governmental Bodies
Schedule 3.15	Sellers Permits

Schedule 3.16(a)	List of Insurance
Schedule 3.16(b)	Insurance Exceptions
Schedule 3.17(a)	Related Party Transactions
Schedule 3.17(b)	Related Party Transactions that will be Terminated on or Before Closing Date
Schedule 3.17(c)	Related Party Transactions Obligations
Schedule 3.18(b)	Loan Exceptions
Schedule 3.18(c)	Loans Guaranteed by Sociedad Hipotecaria Federal
Schedule 3.18(d)(i)	Loans Subject to Legal Proceedings
Schedule 3.18(d)(ii)	Repossessed Assets
Schedule 3.18(e)	Loan Documents
Schedule 3.18(g)	Changes to Loans since January 1, 2010
Schedule 3.20	Compliance With Law
Schedule 3.21	Corporate Books and Records
Schedule 3.22(a)	Existing Attorneys-In-Fact
Schedule 4.3(a)	Consents, Approvals and Waivers
Schedule 4.3(b)	Permits, Waivers, Declarations, Filings or Notifications
Schedule 5.6	Loan File and Recovery Process
Schedule 6.1	Seller Representatives
Schedule 6.2	Conduct of Business Exceptions
Schedule 6.4	Attorneys-In-Fact
Schedule 6.5	Intercompany Obligations
Schedule 8.1(c)	Continuing Employee Benefits
Schedule 8.1(g)	Retention Liabilities
Schedule 9.3	Purchaser Required Consents
Schedule 10.3	Sellers’ Required Consents
Schedule 12.1(c)	Excluded Liabilities

ANNEXES TO SCHEDULES:

A-1	Accounting Principles
A-2	Business Fixed Assets
A-4	Intercompany Debt
A-6	Portfolio Information
3.5(a)(i)	Balance Sheets
3.5(a)(ii)	DTA Detail
3.12(a)	Form of Employment Contracts
3.13(d)	Core and Non-Core Employees
3.14(a)	Legal Proceedings
3.17(a)(ii)	Related Party Transactions: Intercompany Debt
3.18(c)	Loans Guaranteed by Sociedad Hipotecaria Federal
3.18(d)(i)	Past-Due Receivables
3.18(d)(ii)	Repossessed Assets
3.22(a)	Existing Attorneys-In-Fact
5.6	Loan File Review and Recovery Process